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                       ASSET PURCHASE AND SALE AGREEMENT


                                  BY AND AMONG


                        OUACHITA ENERGY PARTNERS, LTD.,
                           A LOUISIANA CORPORATION AND
                        OUACHITA COMPRESSION GROUP, LLC.,
                     A LOUISIANA LIMITED LIABILITY COMPANY
                                  ("SELLERS")

                                      AND

                      DENNIS W. ESTIS (THE "SHAREHOLDER")

                                      AND

                          OEC ACQUISITION CORPORATION
                             A DELAWARE CORPORATION
                               (THE "PURCHASER")

                                      AND

                    EQUITY COMPRESSION SERVICES CORPORATION
                            AN OKLAHOMA CORPORATION
                                (THE "PARENT").





                  CONCERNING THE PURCHASE AND SALE OF CERTAIN
                    ASSETS AND THE ASSUMPTION AND ASSIGNMENT
                   OF CERTAIN LIABILITIES OF THE SELLERS AND
                       THE PURCHASE OF CERTAIN ASSETS OF
                               THE SHAREHOLDER.

                                  MAY 15, 1997



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
                                  TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    Transfer of Property; Limited Assumption of Liabilities. . . . . . . . . . . .  2
         1.01 Transfer of Property . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.02 Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
              (A)  Base Purchase Price . . . . . . . . . . . . . . . . . . . . . .  5
              (B)  Allocation of Purchase Price. . . . . . . . . . . . . . . . . .  6
         1.03 Limited Assumption of Liabilities. . . . . . . . . . . . . . . . . .  6
         1.04 Due Diligence Period . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         2.01 Closing Date and Effective Time. . . . . . . . . . . . . . . . . . .  8
         2.02 Closing Transactions . . . . . . . . . . . . . . . . . . . . . . . .  8
         2.03 Post Closing Transactions. . . . . . . . . . . . . . . . . . . . . .  8
              (A)  Post-Closing Adjustment In Purchase Price . . . . . . . . . . .  8

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . 10
         3.01 Representations and Warranties by the Sellers and the Shareholder. . 10
              (A)  Organization and Good Standing. . . . . . . . . . . . . . . . . 10
              (B)  Corporate Authority; Authorization of Agreement . . . . . . . . 10
              (C)  No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . 11
              (D)  No Default; Compliance with Laws and Regulations. . . . . . . . 11
              (E)  Financial Statements. . . . . . . . . . . . . . . . . . . . . . 12
              (F)  Absence of Certain Changes. . . . . . . . . . . . . . . . . . . 13
              (G)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
              (H)  Contracts, Agreements, Plans and Commitments. . . . . . . . . . 15
              (I)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
              (J)  Title to Property; Absence of Liens and Encumbrances. . . . . . 17
              (K)  Employee Benefit Matters. . . . . . . . . . . . . . . . . . . . 18
              (L)  Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
              (M)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
              (N)  Patents, Trademarks and Copyrights. . . . . . . . . . . . . . . 20
              (O)  Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
              (P)  Personnel Data; Labor Relations . . . . . . . . . . . . . . . . 21
              (Q)  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . 22
              (R)  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
              (S)  Transactions with Related Parties . . . . . . . . . . . . . . . 22
              (T)  Environmental Compliance. . . . . . . . . . . . . . . . . . . . 23
              (U)  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . 24
              (V)  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . 25
              (W)  Improper Payments . . . . . . . . . . . . . . . . . . . . . . . 25

                                        -i-

              (X)  No Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
              (Y)  Warranty Claims . . . . . . . . . . . . . . . . . . . . . . . . 26
              (Z)  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
              (AA) List of Bank Accounts . . . . . . . . . . . . . . . . . . . . . 27
              (AB) Completeness of Schedules and Exhibits; Full Disclosure . . . . 27
         3.02 Representations and Warranties by Purchaser and the Parent . . . . . 27
              (A)  Organization and Existence. . . . . . . . . . . . . . . . . . . 27
              (B)  Authority and Approval. . . . . . . . . . . . . . . . . . . . . 28
              (C)  SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . 28
              (D)  Absence of Certain Changes. . . . . . . . . . . . . . . . . . . 29
              (E)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
              (F)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
              (G)  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . 31
              (H)  Contracts, Agreements, Plans and Commitments. . . . . . . . . . 31
              (I)  Employee Benefit Matters. . . . . . . . . . . . . . . . . . . . 32
              (J)  Environmental Compliance. . . . . . . . . . . . . . . . . . . . 33
              (K)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
              (L)  Patents, Trademarks and Copyrights. . . . . . . . . . . . . . . 34
              (M)  Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
              (N)  Personnel Data; Labor Relations . . . . . . . . . . . . . . . . 35
              (O)  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
              (P)  No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . 36
              (Q)  Improper Payments . . . . . . . . . . . . . . . . . . . . . . . 37
              (R)  Completeness of Schedules and Exhibits; Full Disclosure . . . . 37

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    Additional Agreements and Covenants. . . . . . . . . . . . . . . . . . . . . . 37
         4.01 Covenants of the Sellers . . . . . . . . . . . . . . . . . . . . . . 37
              (A)  Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . 37
              (B)  Operation of Business . . . . . . . . . . . . . . . . . . . . . 39
              (C)  Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
              (D)  Reasonable Commercial Efforts . . . . . . . . . . . . . . . . . 39
              (E)  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 40
              (F)  Public Announcements. . . . . . . . . . . . . . . . . . . . . . 40
              (G)  Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
              (H)  Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . 40
              (I)  Non-Solicitation and Non-Hiring . . . . . . . . . . . . . . . . 41
              (J)  Reasonableness of Restrictions. . . . . . . . . . . . . . . . . 41
              (K)  Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . 41
              (L)  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . 42
              (M)  Name Change . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         4.02 Covenants of the Purchaser . . . . . . . . . . . . . . . . . . . . . 42
              (A)  Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . 42
              (B)  Operation of Business . . . . . . . . . . . . . . . . . . . . . 43
              (C)  Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
              (D)  Reasonable Commercial Efforts . . . . . . . . . . . . . . . . . 44
              (E)  Preservation of Books and Records . . . . . . . . . . . . . . . 44
              (F)  Public Announcements. . . . . . . . . . . . . . . . . . . . . . 44

                                       -ii-

              (G)  Confidential Information. . . . . . . . . . . . . . . . . . . . 44
              (H)  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . 45
              (I)  Guarantee of Compressor Leases. . . . . . . . . . . . . . . . . 45

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    Conditions to Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         5.01 Conditions to the Obligations of the Purchaser and the Parent. . . . 45
              (A)  Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . 45
              (B)  Officers' Certificate . . . . . . . . . . . . . . . . . . . . . 46
              (C)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . 46
              (D)  No Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
              (E)  Secretary's Closing Certificate . . . . . . . . . . . . . . . . 46
              (F)  Absence of Litigation . . . . . . . . . . . . . . . . . . . . . 46
              (G)  Third Party Consents. . . . . . . . . . . . . . . . . . . . . . 46
              (H)  Legislation . . . . . . . . . . . . . . . . . . . . . . . . . . 47
              (I)  Termination of Existing Lease . . . . . . . . . . . . . . . . . 47
              (J)  Employment Contract . . . . . . . . . . . . . . . . . . . . . . 47
              (K)  Other Employment Agreement. . . . . . . . . . . . . . . . . . . 47
              (L)  Material Adverse Change . . . . . . . . . . . . . . . . . . . . 47
              (M)  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . 47
              (N)  Title Insurance, Zoning and Utilities . . . . . . . . . . . . . 47
              (P)  Environmental Review Report . . . . . . . . . . . . . . . . . . 48
              (Q)  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
              (R)  Registration Rights Agreement . . . . . . . . . . . . . . . . . 48
              (S)  Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
              (T)  Indemnification Agreement . . . . . . . . . . . . . . . . . . . 48
              (U)  Payoff Letters. . . . . . . . . . . . . . . . . . . . . . . . . 48
         5.02 Conditions to the Obligations of the Sellers  and the Shareholder. . 48
              (A)  Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . 48
              (B)  Officers' Certificate . . . . . . . . . . . . . . . . . . . . . 49
              (C)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . 49
              (D)  No Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
              (E)  Actions and Procedures. . . . . . . . . . . . . . . . . . . . . 49
              (F)  The Shareholder Employment Agreement and the Other Employment
                   Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . 49
              (G)  Board Seats . . . . . . . . . . . . . . . . . . . . . . . . . . 49
              (H)  Registration Rights Agreement . . . . . . . . . . . . . . . . . 49
              (I)  Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
              (J)  Indemnification Agreement . . . . . . . . . . . . . . . . . . . 49
              (K)  Absence of Litigation . . . . . . . . . . . . . . . . . . . . . 49
              (L)  Third Party Consents. . . . . . . . . . . . . . . . . . . . . . 49

ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         6.01 Grounds for Termination. . . . . . . . . . . . . . . . . . . . . . . 50
         6.02 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . 50

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
         7.01 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

                                        -iii-

         7.02 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         7.03 Exclusive Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 52
         7.04 Choice of Law; Amendments; Headings. . . . . . . . . . . . . . . . . 53
         7.05 Assignments and Third Parties. . . . . . . . . . . . . . . . . . . . 53
         7.06 Subsequent Filings . . . . . . . . . . . . . . . . . . . . . . . . . 53
         7.07 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
         7.08 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
         7.09 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . 53
         7.10 Expenses of Litigation . . . . . . . . . . . . . . . . . . . . . . . 54
         7.11 General Interpretative Principles. . . . . . . . . . . . . . . . . . 54
         7.12 Reproduction of Documents. . . . . . . . . . . . . . . . . . . . . . 54
         7.13 Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
         7.14 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

                          ASSET PURCHASE AND SALE AGREEMENT

    This ASSET PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of this 15th day of May, 1997, is by and among OUACHITA ENERGY PARTNERS, LTD., a Louisiana corporation ("Seller #1"), OUACHITA COMPRESSION GROUP, L.L.C., a Louisiana limited liability company ("Seller #2") (Seller #1 and Seller #2 are collectively referred to herein as the "Sellers"), DENNIS W. ESTIS (the "Shareholder"), [OEC ACQUISITION CORPORATION], a Delaware corporation (the "Purchaser"), and EQUITY COMPRESSION SERVICES CORPORATION, an Oklahoma corporation (the "Parent"). Seller #1, Seller #2, the Shareholder, the Purchaser and the Parent may be referred to herein individually as a "Party" and collectively as the "Parties."

                                 W I T N E S S E T H:

    WHEREAS, the Parent, the Purchaser, Ouachita Energy Corporation, a Louisiana corporation ("OEC"), and the Shareholder are parties to a Agreement and Plan of Merger dated as of May 15, 1997 (the "Merger Agreement") under which OEC and the Purchaser will be merged together (the "Merger") with the Purchaser being the surviving corporation of the Merger and under which the Purchaser will succeed to all of the property and assets of OEC; and

    WHEREAS, the Sellers together with OEC (collectively referred to herein as the "Companies") are engaged in the business of rendering natural gas compression services (the "Business"); and

    WHEREAS, the Sellers desire to sell and the Purchaser desires to purchase the Business of the Sellers and all the assets used in connection with the Business as a going concern, including all goodwill of the Sellers and the Business; and

    WHEREAS, the Shareholder is the principal shareholder or owner of each of the Companies; and

    WHEREAS, the Shareholder owns the Real Property described herein and is leasing such Real Property to OEC; and

    WHEREAS, the Parent is the sole stockholder of the Purchaser;

    NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and after good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows:

                                      ARTICLE I

               TRANSFER OF PROPERTY; LIMITED ASSUMPTION OF LIABILITIES

    1.01 TRANSFER OF PROPERTY. On the terms and subject to the conditions set forth herein, on the Closing Date (as hereinafter defined), the Sellers and the Shareholder (to the extent that the Shareholder owns any of such property or assets) shall sell, assign, convey, deliver and transfer to the Purchaser and the Purchaser shall purchase from the Sellers and/or the Shareholder, free and clear of all liens, security interests, encumbrances, claims, charges or other liabilities, except for the Assumed Liabilities (as hereinafter defined) specifically assumed pursuant to this Agreement, all the tangible and intangible property and assets, agreements, contracts, contract rights, leases, licenses, business, permits, franchises, goodwill and property (real, personal and mixed), in which the Sellers or the Shareholder have any right, title or interest save and except the Excluded Assets (as hereinafter defined) (the "Property"), including but not limited to the following:

         (A) All personal property, furniture and equipment including without limitation, all of the property and equipment listed or described in Schedule 1.01(A) attached hereto, and all additions and replacements thereto as are made in the ordinary course of business or are required by the provisions of this Agreement;

         (B) All their interest in leased or rented property, real or personal, including but not limited to the leased property described or listed in Schedule 1.01(B) ("Leased Property");

         (C) All leases or rental agreements or arrangements, including, without limitation, any leases for compressor equipment;

         (D) All inventories including, without limitation, all compression equipment and spare parts regardless of where located ("Inventory");

         (E) All of each of the Seller's right, title and interest in, to and under the contracts listed or described in Schedule 1.01(E) attached hereto (the "Scheduled Contracts") including all rights (including rights of refund and offset), privileges, deposits, claims, causes of actions or options pertaining to any of the Scheduled Contracts;

         (F) All of each of Seller's right, title and interest in, to and under copyrights, patents, trademarks, trade names (including, without limitation, the right to use the names

    Ouachita, Ouachita Energy Partners, Ltd. and Ouachita Compressor Group, LLC.), licenses, covenants not to compete, processes, trade secrets, technical know how, drawings, blue prints, specifications or plans and other similar property rights and interests, and any rights to acquire any of the aforementioned items, including but not limited to those listed and described in Schedule 1.01(F) attached hereto used in or associated with the Business, as well as the goodwill of the Business (the "Intellectual Property");

         (G) All cash, accounts, prepaid accounts, bank accounts, security deposits, contract rights, instruments, documents and chattel paper arising out of the sale of goods or the rendition of services by the Sellers ("Cash and Contract Rights");

         (H) The real property, including improvements thereon, described on Schedule 1.01(H) attached hereto (the "Real Property") together with all estates, rights, titles and interests in and to all tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges and appurtenances belonging, pertaining or relating to the Real Property, including, without limitation, the easements, rights-of-way and other interests described in Schedule 1.01(H) attached hereto, any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities relating to the Real Property, including, without limitation, all reservations of or commitments or letters covering any such use in the future, whether now owned or hereafter acquired, and the entire right, title and interest of the Shareholder, if any, in, to and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights and mineral interests adjoining, upon, above, in, under or pertaining to the Real Property, all options and rights, if any, to purchase or otherwise acquire real property that is adjacent to or nearby the Real Property, and all claims or demands whatsoever of the Sellers or the Shareholder, either in law or in equity, with respect to the Real Property, including, without limitation, any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a change of the grade with respect to the same.

         (I) All estates, rights, titles and interests in and to all plants, factories, warehouses, storage facilities, laboratories, buildings, works, structures, fixtures, landings, construction in progress, improvements, betterments, installations and additions constructed, erected or located on or attached or affixed to the Real Property (the "Fixtures and Improvements").

         (J) That certain aircraft, registration no. 831JB owned by the Shareholder (the "Aircraft").

         (K) All of Sellers' right, title, and interest, if any, in the Sellers' unemployment insurance and workman compensation insurance ratings and experience;

         (L) All files, books, records, papers, instruments and logs, including all of the Sellers' counterparts of all Scheduled Contracts, the Sellers' counterparts or originals of the Intellectual Property, all documents of title relating to the Property, blueprints, specifications, plats, maps, surveys, accounting and financial records, maintenance and production records, personnel and labor relations records, environmental records and sales and property tax records related to the Business;

         (M) All customer and supplier lists, sales records, and working files of correspondence with customers and suppliers (both actual and prospective);

         (N) All transferable licenses, certificates, approvals, registrations, variances, exemptions, rights of way, privileges, immunities, grants, permits, franchises, consents, authorizations or other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation, (2) any order, writ, injunction, decree, judgment, award or determination ("collectively, an "Order") of any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (collectively, a "Governmental Body") or (3) any contract with a Governmental Body or (b) granted by any Governmental Body relating to or associated with the Business ("Permits");

         (O) All stationery, purchase orders, forms, supplies, labels, catalogs, brochures, art work, photographs, advertising material and similar items related to the Business;

         (P) All insurance proceeds and insurance claims of the Sellers or the Shareholder relating to all or any part of the Property and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Sellers or the Shareholder are entitled to enforce with respect to the Property against the Sellers' or the Shareholders predecessors in title to the Property;

         (Q) All right, title and interest of the Sellers in all computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all Intellectual Property used by the Sellers in the operation of such computer equipment and hardware, including, without limitation, all software, all of the Sellers' rights under any licenses related to the Sellers' use, at any time, of such computer equipment, hardware or software, and all leases pursuant to which the Sellers lease any computer equipment, hardware or software; insofar and only insofar as any of the foregoing relates to the Business;

         (R) All right, title and interest of the Sellers or the Shareholder in, to and under all rights, privileges, claims, causes of action, and options relating or pertaining to the Business or the Property; and

         (S) All other or additional privileges, rights, interests, properties and assets of the Sellers or the Shareholder of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted.

    Notwithstanding any provision of this Agreement to the contrary, the property shall not include any of the following assets (the "Excluded Assets"):

         (1)  A condominium located in Destin, Florida described on Schedule
    1.01 hereof;

         (2)  A condominium located in Houston, Texas described on Schedule
    1.01 hereof;

         (3) The personal property of the Shareholder and Sellers' or OEC's employees described on Schedule 1.01; and

         (4) As provided in the Merger Agreement, a 50% interest in the Farm Property (as defined in the Merger Agreement) owned by OEC and the 50% interest owned by the Shareholder.

    1.02 PURCHASE PRICE.

         (A) BASE PURCHASE PRICE. As the purchase price for the Property (the "Purchase Price"), the Purchaser shall (a) pay to Sellers and the Shareholder at the Closing (as hereinafter defined) the sum of (i) Eleven Million and No/100s Dollars

    ($11,000,000) plus (ii) the difference between Thirteen Million and No/100s Dollars and the Assumed Debt (as hereinafter defined) to be paid in cash, and (b) subject to the terms and conditions set forth herein, assume the Assumed Liabilities (including up to $13,000,000 in Assumed
    Debt). The term "Assumed Debt" means the amount of the indebtedness owed for monies borrowed from third parties by the Companies on a combined basis existing on the Closing Date, provided however that the total amount of the Assumed Debt shall not be in excess of Thirteen
    Million Dollars ($13,000,000) in the aggregate.   Set forth on Schedule
    1.02(A)(i) hereof is a true and correct listing of the Assumed Debt of the Companies on a combined basis as of the date of this Agreement. Set forth on Schedule 1.02(A) attached hereto is an allocation of the Purchase Price among the Sellers and the Shareholder. The Sellers and the Shareholder hereby authorize and direct the Purchaser and the Parent to pay and/or deliver the Purchase Price in accordance with the allocation set forth on such Schedule.

       (B) ALLOCATION OF PURCHASE PRICE. The Parties agree to allocate the Purchase Price to the Property as specified in Schedule 1.02(B) attached hereto. Subject to the approval of the Sellers, which approval shall not be unreasonably withheld, the Purchaser shall be authorized to file on behalf of the Parties Form 8594 and such other documents, certificates or schedules as may be necessary to properly reflect such allocations with the Internal Revenue Service and any other taxing authority.

    1.03 LIMITED ASSUMPTION OF LIABILITIES. The Purchaser hereby agrees that at the Closing it will assume and undertake to pay, satisfy or discharge such of the remaining unfulfilled obligations of Sellers as set forth on the Sellers' March 31, 1997 balance sheets delivered to the Purchaser plus liabilities incurred by the Sellers in the ordinary course of business since March 31, 1997 (including a maximum of $13,000,000 of Assumed Debt) to the extent and only to the extent that such liability or obligation is not in default, or been accelerated (or would be in default or accelerated with the passage of time or the giving of notice) (the "Assumed Liabilities"); provided, however, that the Assumed Liabilities shall include the amounts set forth in Schedule 1.03 attached hereto, and which relate to taxes assessed on property owned by the Sellers on January 1, 1997, but not due until December 31, 1997; and provided further, that the Assumed Liabilities shall also include up to $13,000,000 of Assumed Debt, notwithstanding the fact that the transactions contemplated hereby could give rise to a default or acceleration under the terms of some or all of the instruments and agreements relating to the Assumed Debt. Except as expressly provided in this Section 1.03, the Purchaser shall not assume any liability or obligation of the Sellers, fixed or contingent, disclosed or undisclosed, or any liability for any claims, debts, defaults, duties, obligations or liabilities of the Sellers of any kind or nature, whether known or unknown, contingent or fixed, all of which, to the extent that they exist from and after the Closing, shall be retained by the Sellers (the "Retained Liabilities"). In particular, the Retained Liabilities shall include (a) all intercompany liabilities or other obligations of the Sellers (or any of them) to Shareholder or any of his affiliates not disclosed to the Purchaser in the Schedules to this Agreement,
(b) any liability or obligation of the Shareholder, the Sellers or any of them for any foreign, federal, state, commonwealth, county or local taxes of any kind or nature (including any interest or penalties thereon) applicable to the transfer of the Property, including without limitation, sale or use taxes due to the Closing, other than a maximum of $25,000 of tax incurred for transfer of the title to the vehicles owned by the Sellers which shall be assumed by the Purchaser, (c) any defects in any products manufactured, sold or leased by either the Sellers or services performed by either of the Sellers or any express or implied warranty relating to such products or services, (d) any claims or conditions arising under or relating to the Environmental Laws (as hereinafter defined) or similar legal requirement attributed or related to the Business or to the Property, or (e) any unlicensed or unauthorized use by the Sellers (or either of them) of any patented or unpatented invention, trade secrets, copyright, trademark or other Intellectual Property right. Subject to the terms and conditions set forth in the Indemnification Agreement (as hereinafter defined), the Sellers shall promptly pay and discharge all of the Retained Liabilities in the ordinary course of business and shall indemnify and hold Purchaser harmless from any claims, damages, assessments or charges (including reasonable attorney's fees) arising out of or related to the Retained Liabilities.

    1.04 DUE DILIGENCE PERIOD. The Parties agree that the obligation of the Purchaser or the Sellers to close the transaction evidenced by this Agreement is subject to Purchaser's and the Sellers' satisfactorily completing its due diligence on or before June 18, 1997 (the "Due Diligence Expiration Date". If any Party elects not to close, then such Party may cancel this Agreement by mailing or otherwise sending to the other Parties written notice of its intent to terminate this Agreement within five business days following the Due Diligence Expiration Date (the "Termination Notice"). Upon mailing or otherwise sending to other Parties the Termination Notice, the terminating Party and its affiliate(s) (i.e., the Sellers and the Shareholder on one hand and the Purchaser and the Parent on the other hand) shall be deemed released from all of their respective obligations, liabilities, and duties under this Agreement and this Agreement shall be considered to be terminated and of no further force or effect as of such date except for any confidentiality obligations contained herein or in the Confidentiality Agreement (as hereinafter defined).

                                      ARTICLE II

    2.01 CLOSING DATE AND EFFECTIVE TIME. The closing of the purchase and sale of the Property contemplated hereby (the "Closing") shall be held at the offices of Messrs. Schlanger, Mills, Mayer & Grossberg, LLP, 5847 San Felipe, Suite 1700, Houston, Texas 77057 or at such other place as the Parties mutually agree on July 18, 1997, or such other date mutually approved of by the Parties (the "Closing Date"). The effective time of the transfer of the Property shall be deemed to have been the beginning of the day of the Closing.

    2.02 CLOSING TRANSACTIONS.  On the Closing Date:

         (A) The Sellers and/or the Shareholder shall deliver to the Purchaser all deeds, bills of sale, endorsements, assignments, documents of title and other instruments of transfer and conveyance as the Purchaser shall reasonably request and in form and substance reasonably requested by the Purchaser so as to vest in the Purchaser legal and equitable title to the Property. In particular, the Shareholder shall deliver a special warranty deed conveying good and indefeasible title to the Real Property to the Purchaser and a bill of sale or assignment transferring good and marketable title to the Aircraft to the Purchaser.

         (B) The Purchaser shall deliver to Sellers (i) the cash portion of the Purchase Price (i.e. $24,000,000 less the amount of the Assumed
    Debt) by wire transfer or cashiers check as set forth in Section 1.02(A), and (ii) an agreement providing for the assumption of liabilities pursuant to Section 1.03 hereof, including the Assumed Debt.
     The cash portion of the Purchase Price shall be based on payoff letters from each of the lenders who are owed any of the Assumed Debt.

         (C) In addition, each Party shall deliver or cause to be delivered such legal opinions, certificates, assignments, consents, instruments and other documents as may be necessary to satisfy the conditions to the Closing set forth herein.

    2.03 POST CLOSING TRANSACTIONS.

    (A)  POST-CLOSING ADJUSTMENT IN PURCHASE PRICE.   Following the Closing,
the Purchaser shall cause its independent or internal accountants (the "Accountants") to determine the Closing Net Working Capital of the Companies (as hereinafter defined) and if the Closing Net Working Capital is less than the sum of (a) a deficit of $100,000 less (b) the amount that (i) the Companies'
capital expenditures for the months of May and June of 1996 exceed $120,000, plus (ii) if the closing occurs after June 30, 1997, an amount equal to the capital expenditures of the Companies from June 30, 1997, to the Closing Date over the result of $60,000 multiplied by a fraction, the numerator of which is the number of days between June 30, 1997 and the Closing Date and the denominator is 31, then the Purchase Price shall be reduced by the amount of such difference. For the purposes of this Agreement, the term "Net Working Capital of the Companies" is set forth on Schedule 2.03(A) attached hereto. The Purchaser shall promptly notify the Sellers of the determination of the
Closing Net Working Capital (the "CNWC Report") by the Accountants.   The
determination of the actual Closing Net Working Capital of the Companies by the Accountants shall be conclusive and binding upon the Parties unless the Sellers shall object to the Accountants' CNWC Report within thirty (30) days following the receipt of the Accountants' CNWC Report. The Sellers' objection to the Accountants' CNWC Report (the "Sellers' Objection") shall set forth in reasonable detail the Sellers' objection(s) to the Accountants' CNWC Report and the Sellers' calculation of the Closing Net Working Capital of the Sellers. Within fifteen (15) days after receipt of the Sellers' Objection, the Purchaser will notify the Sellers whether it accepts the Sellers' adjustments, which notification shall set forth in reasonable detail the adjustments made by the Sellers which the Purchaser continues to dispute (the "Purchaser's Response Notice"). If the Sellers do not object to the Accountants' CNWC Report, or if the Purchaser agrees to accept the Sellers' adjustments to the Accountants' CNWC Report, then the Purchase Price shall be recalculated based on such adjustments and the Sellers and/or the Shareholder shall pay such amount in immediately available funds to the Purchaser within five (5) business days following such failure to object or such acceptance, respectively. If the Sellers object to the Accountants' CNWC Report as set forth above and the Purchaser does not accept the Sellers' proposed adjustments, then an independent accounting firm mutually satisfactory to the Sellers and the Purchaser shall be engaged to determine the amount of the Closing Net Working Capital and the amount, if any, due to the Purchaser shall be paid to the Purchaser in immediately available funds within five (5) business days of the issuance by the independent accountants of a report setting forth their determination of the actual Closing Net Working Capital. The Parties agree to cooperate fully with such independent accountants at their own cost and expense, including, but not limited to, providing such independent accountants with access to, and copies of, all books and records that such accountants shall reasonably request. The Purchaser shall bear all of the costs and expenses of such independent accounting firm, and if the Parties are unable to agree upon an independent accounting firm, the Parties will request that one be designated by the President of the Houston office of the American Arbitration Association.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

    3.01 REPRESENTATIONS AND WARRANTIES BY THE SELLERS AND THE SHAREHOLDER. The Sellers and the Shareholder hereby, jointly and severally, represent and warrant to the Purchaser and the Parent as follows:

    (A) ORGANIZATION AND GOOD STANDING. Seller #1 is a corporation duly organized, validly existing and in good standing under the laws of Louisiana, and has all requisite corporate power and authority to own and lease the property and assets it currently owns and leases (including the Property owned by such Seller) and to carry on its portion of the Business. Seller #2 is a limited liability company duly organized, validly existing and in good standing under the laws of Louisiana, and has all requisite power and authority to own and lease the property and assets it currently owns and leases (including the Property owned by such Seller) and to carry on its portion of the Business. The Sellers and the Shareholder shall deliver to the Purchaser on or before the Schedule Delivery Date (as hereinafter defined) true, correct and complete copies of the Certificates or Articles of Incorporation or Organization and bylaws, regulations or equivalent governing instruments, each as amended to the date thereof, of the Sellers. Except as otherwise set forth in Schedule 3.01(A) attached hereto, the Sellers are each duly licensed or qualified to do business as foreign corporations in the states listed on Schedule 3.01(A) attached hereto and are in good standing in all jurisdictions in which the character of the Property now owned or leased by such Seller or the nature of the business now conducted by such Seller (including the Business) requires it to be so licensed or qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, properties, results of operations, condition (financial or otherwise) or prospects of the Sellers and OEC on a combined basis (a "Company Material Adverse Effect"). The Sellers have only conducted business in the states or jurisdictions listed on Schedule 3.01(A) attached hereto during the last five (5) years.

    (B) CORPORATE AUTHORITY; AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement by the Sellers and the Shareholder, subject to the approval of the shareholders and members of the Seller #1 and Seller #2 in accordance with applicable law, the performance by the Sellers and the Shareholder of all the terms and conditions hereof to be performed by the Sellers and the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite action (shareholder, member, manager and board approval or otherwise) on the
part of each Seller.   The shareholders and the members of each of the
Sellers shall approve
the allocation of the Purchase Price set forth on Schedule 1.02(A) before the Schedule Delivery Date. Subject to the approvals of the shareholders and members of the Seller #1 and Seller #2 in accordance with applicable law, this Agreement constitutes the valid and binding obligation of each of the Sellers and the Shareholder enforceable against each of the Sellers and the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity).

    (C) NO VIOLATION. Neither the execution and delivery by the Sellers or the Shareholder of this Agreement nor, subject to the approval of the members and shareholders of each of the Sellers as set forth herein, the consummation by each of the Sellers or the Shareholder of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the either Seller; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of its existing stock option plans, if any, of the Sellers, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of either Seller under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which any Seller is a party, or by which either Seller or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Company Material Adverse Effect; or
(iv) require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.

    (D) NO DEFAULT; COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth on Schedule 3.01(D) attached hereto, neither the Shareholder nor the Companies (or any of them) are in default or in violation of, and no condition exists that with notice or lapse of time or both would constitute a default or violation of (i) any loan, contract, note, instrument, or agreement, or (ii) law, rules or regulations applicable to the Companies (or any of them), the Shareholder, the Property or the Business that could constitute a Company Material Adverse Effect, and there are no Orders by any Governmental Body or rendered against affecting the Companies (or any of them), the Business or the Property.

    (E) FINANCIAL STATEMENTS. The Sellers and the Shareholder heretofore have delivered to the Purchaser and the Parent copies of (i) the audited combined balance sheets of the Companies as of November 30, 1996 and 1995 and the related statements of income and cash flows for such periods (the "Annual Financial Statements"); and (ii) the unaudited combined balance sheet of the Companies as of March 31, 1997 (the "Balance Sheet Date") together with the related statements of income and cash flows for the four month period then ended (the "Interim Financial Statements").

    The Annual Financial Statements and the Interim Financial Statements are collectively referred to as the "Financial Statements"). The Financial Statements present fairly, in accordance with GAAP (as hereinafter defined), the financial position of the Companies on a combined basis as of the dates indicated and the results of operations and changes in financial position of the Companies on a combined basis, for the periods reflected in the Financial Statements, except that the Interim Financial Statements do not contain customary footnote disclosures and are subject to normal year end adjustments. None of the Companies have any debt or liability of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any debt or liability on account of taxes or any governmental charges or penalty, interest or fines, except as reflected in the Financial Statements or in a schedule attached to this Agreement other than liabilities or obligations incurred by the applicable Seller in the ordinary course of business after the period covered by such Financial Statements. The income of each Seller as reflected on the Financial Statements consists solely of ordinary operating profits and none of such income consists of (i) income from a source other than operations of the Business or (ii) a transaction outside the ordinary course of business of the Companies or the Business (whether or not such transaction would otherwise be considered extraordinary under GAAP). "GAAP" means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board or in such other statement by such other entity as may be generally recognized as the successors for the aforementioned; and shall also mean the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period unless specific exemption is noted in the financial statements where a change of accounting method, principle or presentation has occurred.

    (F) ABSENCE OF CERTAIN CHANGES. Except as disclosed to the Purchaser in this Agreement, the Financial Statements, Schedule 3.01(F) attached hereto, or in any other schedule to this Agreement, since the Balance Sheet Date, there has not been:

         (i) any material adverse change in the Property, the Business or the Companies (or any of them) other than changes caused by general conditions in the industry in which the Business is conducted;

        (ii) any damages, destruction or loss, whether covered by insurance or not, which has had, or might be expected to have, a Company Material Adverse Effect;

       (iii) any material change by the Companies (or any of them) in accounting methods or principles which would be required to be disclosed under GAAP;

        (iv) any issuance by the Companies or any of them of any shares of capital stock;

         (v) any sale, lease or other disposition of properties and assets of the Companies (or any of them) except in the ordinary course of business of the Companies;

        (vi) any merger or consolidation of the Companies (or any of them) with any other corporation, partnership, limited liability company, person or entity or any acquisition by the Companies (or any of them) of the stock or business of another corporation, partnership, limited liability company or other entity;

       (vii) any borrowing, or agreement to borrow funds, by the Companies (or any of them) or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Companies (or any of them) are bound or by which their properties are bound is material to the business, condition (financial or otherwise), results of operation or prospects of the Companies (or any of them) or the Business;

      (viii) any declaration or payment of any dividend on, or any other distribution with respect to, the equity securities of the Companies (or any of them);

        (ix) any material increase in the compensation payable or to become payable by the Companies (or any of them) to the directors, officers or employees of the Companies (or any of them), or any increase in benefits or benefit plan costs (other than costs outside of the control of the Companies), or any increase in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any directors, officers or directors;

         (x)  any reclassification of any asset or liability;

        (xi) any amendment, modification, or termination of any material contract, agreement, plan or commitment;

       (xii) any mortgage, pledge, grant of any lien or security interest or other encumbrance of any asset of the Companies (or any of them);

      (xiii) any waiver or release of any material right or claim of the Companies (or any of them) that singly, or in the aggregate, is material to the business, assets, condition (financial or otherwise), results of operation or prospects of the Companies (or any of them), the Business or the Property;

       (xiv) any significant labor trouble or any damage, destruction or loss of property by fire or other casualty, whether or not covered by insurance, adversely affecting the Property, the Business or the Companies (or any of them) or any related property;

        (xv) removal, from any building, facility or real property of any of the assets of the Companies (or any of them) or the Shareholder related to the Business or the Real Property;

       (xvi) except as set forth on Schedule 3.01(S) attached hereto, any transactions between or with affiliates of the Companies (or any of them) or the Shareholder relating to the Business; or

     (xvii) any contract, understanding or commitment to do any of the foregoing.

    (G)  TAXES.  Except as set forth on Schedule 3.01(G) attached hereto:

         (i) The Companies have each timely filed or caused to be timely filed all material federal, state and local tax returns for taxes, and all such tax returns are proper, complete and accurate and copies of which have been delivered to Purchaser.

        (ii) The Companies have paid or caused to be paid all taxes which have become due, except for taxes the failure of which to pay would not have a Company Material Adverse Effect.

       (iii) The amounts set up as provisions for taxes on the Interim Financial Statements (and the notes and year-end accruals attached thereto) are sufficient for the payment of all accrued and unpaid taxes of any kind, except for taxes the failure of which to pay would not have a Company Material Adverse Effect.

        (iv) Neither the Companies (or any of them) nor the Shareholder have received or have no knowledge of any notice of deficiency or assessment with respect to Companies (or any of them), the Business or any of the Property, or any basis for any of the foregoing, from any
    taxing authorities.   Neither the Companies (or any of them) nor have
    the Companies or the Shareholder been notified by the IRS that the IRS intends to audit the federal income tax returns of the Companies or the Shareholder.

         (v) There is no litigation, governmental or other proceeding (formal or informal), or investigation pending, or to the knowledge of the Sellers and the Shareholder, threaten with respect to any such federal, state or local income tax return. There are no tax liens upon, pending against or, to the knowledge of the Companies or the Shareholder, threatened against any Property.

        (vi) Neither the Companies (or any of them) or the Shareholder have given or been requested to give any waiver of any statute of limitations related to the payment of any foreign, federal, state or local tax.

       (vii) The amounts withheld by the Companies and paid to the appropriate Governmental Body for all periods include all amounts necessary to fully and completely comply with all withholding provisions of applicable law.

      (viii) To the best of the Sellers' and the Shareholder's knowledge, the consummation of the transactions contemplated by this Agreement will not result in the imposition or creation of any tax obligation on the Purchaser.

    Other than the representations and warranties set forth in Sections 3.01(K) and (P)(i), the representations and warranties contained in this
Section 3.01(G) are intended to the be sole representations and warranties of the Sellers and the Shareholder with respect to compliance by the Companies with tax laws.

    (H) CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Schedule 3.01(H) attached hereto sets forth a list or summary of all the material contracts, notes, instruments, indentures, documents, agreements, plans and commitments, including all amendments, modifications and supplements thereto (written or oral), to which the Companies (or any of them) are a party or by which the Companies (or any of them) or any of their assets or properties are bound as of the date hereof including the Scheduled Contracts; provided, however, that as set forth in the Confidentiality Agreement dated April 28, 1997 (the "Confidentiality Agreement"), the identity of the customers of the Companies will be not be disclosed until three business days prior to
the Closing (the "Customer Disclosure Date).   For the purposes of this
Section 3.01(H) a contract shall be considered material if such contract or any series of related or similar contracts involving the same subject matter involves $100,000 or more in services to be rendered or obligations during any twelve month period. Also set forth on Schedule 3.01(H) is a list of all agreements for the provision of compression services by the Companies identifying the horsepower or type of equipment being leased, the amount of the rental for such contract and the term of such contract, provided, however that until the Customer Disclosure Date, such schedule will not include any information concerning the location of such equipment or the identity of the customer of the Companies with respect to such contract. The Companies have each materially complied with the provisions of all of their respective Scheduled Contracts and, to the best of the Sellers' and the Shareholder's knowledge, no default or event of default exists under any of such agreements and such agreements constitute valid and legally binding obligations of the Companies (or any of them) and, to the best of the Sellers' and the Shareholder's knowledge, of each other person, corporation, partnership, limited liability company, governmental body or other entity (collectively a "Person") that is a party thereto, enforceable against each party in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity). The Scheduled Contracts comprise all of the contracts, agreements, plans and commitments required in order to conduct the Business as it has been and is now conducted, and, subject to the receipt of the consents listed on Schedule 3.01(H), all of the Scheduled Contracts are transferable or will be transferred to Purchaser under and in accordance with the terms of this Agreement.

    (I) LITIGATION. Except as set forth in Schedule 3.01(I) attached hereto:

         (i) There are no claims, proceedings or lawsuits pending or, to the knowledge of the Sellers or the Shareholders, threatened against Companies (or any of them), the Property or the Business; and

        (ii) None of the Companies are charged with a violation of, or, to the knowledge of the Sellers or the Shareholder, threatened with a charge of a violation of, any provision of any law, rule or regulation or any Order.

    (J) TITLE TO PROPERTY; ABSENCE OF LIENS AND ENCUMBRANCES. Schedule 1.01(H) attached hereto contains a true, accurate and complete description of all real property owned by the Shareholder on which the Business is conducted, including the Real Property and the Realty Rights. Schedule 3.01(J) attached hereto contains a true, accurate and complete list and description of all improvements and equipment, and of all other tangible personal property and assets now owned by the Companies (or any of them). The Companies each own and have good and marketable title to all its respective tangible personal properties, whether or not listed in Schedule 1.01 (H) or Schedule 3.01(J) (except to the extent such tangible personal properties are leased) free and clear of all liens, security, interests, charges or encumbrances, except for (i) landlord liens, (ii) rights of the real property on which the Companies' compression equipment is located, and (iii) liens for taxes not yet due and owing. The Shareholder has good and indefeasible title to the Real Property in fee simple and no improvement or structure on the Real Property encroaches on any adjacent property. To the best of the Sellers' and the Shareholder's knowledge, the Real Property does not violate any provisions of any applicable building code, fire, health, or safety regulation, or any governmental ordinance, orders or regulations. No condition exists with respect to the Real Property which would prevent, or require repair or modification thereof as a prerequisite to, the Purchaser using the Real Property for the conduct of the Business. To the best of the Sellers' and the Shareholder's knowledge, the zoning classification of the Real Property is such that the Real Property may be used as currently used in the Business. There is no pending or, to the knowledge of the Sellers or the Shareholder, threatened condemnation or similar proceeding or assessment affecting the Real Property, or any part thereof. The Shareholder has title policies in full force and effect for the Real Property insuring title on such property (without title exceptions that will adversely affect either the market value or marketable title of the Real Property) for at least the amount reflected on the Interim Financial Statements as the book value of such property. To the best of Sellers' and the Shareholder's knowledge, such title policies are with solvent and financially responsible title companies. Except as shown in Schedule 3.01(J) attached to this Agreement, the tangible personal property owned by each of the Companies and in use or leased to third parties is in good condition and repair, is adequate in quantity and quality to operate the Business as it has been and is now conducted and to the knowledge of the Sellers and the Shareholder in compliance with all applicable laws, rules and regulations (including without limitation any zoning ordinance), and is all the property necessary to the operation of the Business as it has been and is now being conducted and will be available for immediate use by the Purchaser on the Closing Date.

    (K)  EMPLOYEE BENEFIT MATTERS.

         (i) Schedule 3.01(K) attached hereto sets forth each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made (a "Company Plan") by the Companies, or any of their affiliates or any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which the Companies or any of them is a member.

        (ii) The Sellers have delivered to the Purchaser current, accurate and complete copies of each Company Plan (including all trust agreements, funding vehicles and other instruments relating thereto) and, to the extent applicable, copies of the most recent (a) Internal Revenue Service determination letter and any outstanding request for a determination letter for each Company Plan; (b) Form 5500; (c) attorneys' response to an auditor's request for information for any Company Plan; and (d) any ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any voluntary employees' beneficiary association ("VEBA") which is implementing any Company Plan.

       (iii) With respect to each Company Plan: (a) each Company Plan which is an "employee pension benefit plan" (as such term is defined in ERISA
    Section 3(2)) has received a favorable determination letter as to its qualification under the Code; (b) each VEBA which is intended to implement any Company Plan has received a favorable ruling or determination letters to its tax-exempt status; (c) all forms, documents and other materials have been filed with the Securities and Exchange Commission or otherwise distributed as required by the Securities Act of 1933 or the Exchange Act or any regulation or rule promulgated thereunder; and (d) there are no leased employees (as such term is defined in Code Section 414(n)) that must be taken into account with respect to the requirements set forth under Code Section 414(n)(3).

        (iv) None of the Companies presently maintains, or within the last 60 months has maintained any (a) "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or (b) defined benefit plan.

        (v) With respect to any Company Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)): (a) each and every Company Plan which is a group health plan (as such term is defined in Code Section 5000(b) complies in all material respects with the applicable requirements of Code Section 4980B; and (b) each Company Plan (including any Company Plan covering former employees of the Companies) may be amended or terminated by the Company or any Subsidiary on or at any time after the Closing Date.

       (vi) Except as set forth in Schedule 3.01(K)(vi), which relates to Lavelle Ivy, none of the Companies maintains any post-retirement health and life insurance plans for employees and retirees.

    (L) LEASES. The Companies have delivered to the Purchaser and the Parent true and complete copies of all leases referred to in Schedule 3.01(L) attached hereto (the "Leases"), which lists all agreements pertaining to the lease of real or personal property to which the Companies (or any of them) are a party. The Leases are in full force and effect and are subsisting, valid and binding obligations of the Companies, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity). None of the Companies are in default or, to the knowledge of the Sellers or the Shareholder, alleged to be in default thereunder. Except as set forth in Schedule 3.01(L), the Companies each have full legal power and authority to assign their rights under each of the Leases and rental agreements or arrangements applicable to such Seller, and the continuation, validity and effectiveness thereof on its present terms will not be affected by the occurrence of the Closing.
The Companies each have good and marketable title to all leasehold interests and improvements and enjoy peaceful and undisturbed possession under all of the Leases and rental agreements as to which the Companies are lessees. To the knowledge of the Sellers and the Shareholder, the present use of real and personal property that are subject to the Leases comply in all material respects with all applicable building or zoning
codes, ordinances or regulations applicable thereto.   The Companies and
the Shareholder have also provided to the Purchaser and the Parent a copy of the lease between OEC and the Shareholder (the "Shareholder Lease") with respect to the Real Property.

    (M) INSURANCE. Schedule 3.01(M) attached hereto sets forth a list of all insurance policies of the Companies by which the Companies or any of their assets or properties have been covered including the Business for the last three (3) years and those policies which are now in full force and effect. Sellers each agree to use their respective best efforts to maintain the existing policies (which are presently in force) in full force and effect at all times from the date of this Agreement until the Closing Date. The insurance policies set forth on Schedule 3.01(M) attached hereto provide insurance against the risks involved in the Business and the operation of the Property which are standard in the industry. No Seller has received notice from any insurance carrier of the intention of such carrier to discontinue any insurance coverage afforded to such Seller.

    (N) PATENTS, TRADEMARKS AND COPYRIGHTS. Schedule 1.01(F) attached hereto includes a true and complete list and description of all Intellectual Property applied for, issued to, or owned or used by the Companies (or any of them) or under which the Companies are licensed or franchised. To the best of the Sellers' and the Shareholder's knowledge, the Companies each possess full rights, licenses or other authority to use all such Intellectual Property. To the best of the Sellers' and the Shareholder's knowledge, all licenses are in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity), and constitute legal, valid and binding obligations of the parties thereto, and there has not been any default or alleged default (or any event or condition which with notice, lapse of time or both would become a default) thereunder. To the best of the Sellers' and the Shareholder's knowledge, provided the consents described in
Schedule 3.01(N) attached hereto are obtained, the occurrence of the Closing will not affect the validity, continuation or effectiveness of any such rights on their present terms. To the best of the Sellers' and the Shareholder's knowledge, the Companies each own or hold adequate licenses or other rights to use all Intellectual Property necessary for the conduct of the Business as it has been and is now conducted, and that use does not and will not conflict with, infringe on or otherwise violate any rights of others. None of the Companies (nor the Shareholder) have received notice, or have knowledge of, any infringements or unauthorized or unlawful use of such Intellectual Property by themselves or others or any allegation that they have infringed similar properties of others.

    (O) PERMITS. Schedule 3.01(O) attached hereto includes a true and complete list of all material Permits. Except as set forth in Schedule 3.01(O) attached hereto, the Permits are in full force and effect and comprise all the governmental authorizations necessary or desirable for the lawful conduct of the Business as it has been and is now conducted. Except as noted on Schedule 3.01(O), each of the Permits is freely transferrable to the Purchaser, without consent of any Person, and none of the Permits obligate the Companies (or any of them) or will obligate the

Purchaser upon transfer for the payment of any further charges or assessments in order to maintain them in full force and effect.

    (P)  PERSONNEL DATA; LABOR RELATIONS.

         (i) Schedule 3.01(P) attached hereto is a list of all employees of the Companies, their current rates of compensation, their length of service with each Seller, and a complete and accurate description of all practices, policies, understandings and agreements with such persons relating to their employment. All of the Companies' employees are "at will" employees except as set forth on Schedule 3.01(P) and any contracts and arrangements with employees are in full force and effect, and neither the Companies (or any of them) nor to the best of the Sellers' and the Shareholder's knowledge, any other person is in default under either of them. The Companies in the conduct of their affairs and business have each complied in all material respects with all applicable laws and regulations relating to the employment of labor including those related to wages, hours, discrimination, employee pension and welfare benefit plans, collective bargaining, and the payment of Social Security or similar taxes, and the Companies have each withheld and paid to the appropriate governmental authority, all amounts required by law or agreement to be withheld from wages or salaries of such employees. All increases in compensation during the eighteen month period prior to the execution of this Agreement are described on Schedule 3.01(P).

        (ii) There is not pending, nor, to Sellers' or the Shareholder's knowledge, any threatened labor dispute, strike or lockout, slow-down, stoppage, unfair labor practice complaint, grievance procedure or arbitration proceeding relating to the Companies or affecting the Business. No representation question now exists respecting the Companies (or any of them) and no collective bargaining agreement is currently being negotiated. Neither the Sellers (or either of them) nor the Shareholder have received any notification of any unfair labor practices charges or complaints pending before any agent having jurisdiction over Companies. Neither the Sellers nor the Shareholder are aware of any union organizing activities or proceedings involving, or act pending petition for the recognition of, a labor union or association as the exclusive bargaining agent for any group or groups of employees of the Companies (or any of them).

       (iii) Attached hereto as Schedule 3.01(P) (ii) are copies of all Occupational Safety and Health Administration ("OSHA") reports having to do with the Companies (or any of them), their operations or the Business and received by Companies (or any of them) during the last twelve months. No other oral or written complaints or notices have been received from OSHA, and no other complaints, or notices have been received from other regulatory agencies or offices having jurisdiction over Companies (or any of them), the Business or the Property during the last twenty-four month period.

    Other than the representations and warranties contained in Section 3.10(K), the representations and warranties contained in this Section 3.01(P) are intended to the be sole representations and warranties of the Sellers and the Shareholder with respect to compliance by the Companies with employment laws.

    (Q) COMPLIANCE WITH LAWS. None of the Companies are in violation in any material respect of any laws, regulations or governmental orders (other than with respect to laws, regulations and governmental orders pertaining to taxes, employment and environmental matters, which are treated separately in this Agreement) in a manner which could have a Company Material Adverse Effect and, to the best of the Sellers' and the Shareholder's knowledge, none of the Companies have been charged with any such violation. There are no judgments, orders, injunctions or decrees of any court or governmental instrumentality affecting the Companies, the Property or the Business the failure to comply with could have a Company Material Adverse Effect.

    (R) INVENTORY. Except as set forth on Schedule 3.01(R) attached hereto (i) all items of the Companies' Inventory and related supplies reflected on the Financial Statements or thereafter acquired (and not subsequently disposed of in the ordinary course of business) are merchantable, for sale or lease in the ordinary course of business at normal mark-ups, (ii) none of such items of the Companies' inventory is obsolete and (iii) each item of such inventory reflected on the Financial Statements and the books and records of each of the Companies is so reflected on the basis of a complete physical count and is valued at the lower of cost or market in accordance with GAAP.

    (S)  TRANSACTIONS WITH RELATED PARTIES.  Except as disclosed in
Schedule 3.01(S) attached hereto, there have been no payments or transactions between the Companies (or any of them) and any Person who controls, is controlled by, or is under common control with the Companies (or any of them) or the Shareholder or otherwise affiliated with the Companies (or any of them) or the Shareholder. Except as disclosed in Schedule 3.01(S) attached hereto, no officer, director, shareholder or member of the Companies or the Shareholder, nor any spouse, children, parent of either of them, has any direct or indirect interest in any competitor, supplier or customer of the Business.

    (T) ENVIRONMENTAL COMPLIANCE. For purposes of this Agreement, "Environmental Laws" shall mean laws, including without limitation, federal, state or local laws, ordinances, rules, regulations, interpretations and orders of courts or governmental agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface, and subsurface strata), including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1987, the Resource Conservation and Recover Act of 1976, the Hazardous and Solid Waste Amendment of 1984 and the Hazardous Materials Transportation Act, and any other laws relating to pollution or protection of the environment, or to the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation or Polluting Substances (hereafter defined) in effect on the date of this Agreement or the Closing Date. For the purposes of this Agreement, Polluting Substance means any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance (i) which is listed, regulated or designated as toxic or hazardous (or words of similar meaning or regulatory effect) or with respect to which remediation or cleanup obligations may be imposed under any Environmental Law or (ii) exposure to which may pose a safety or health hazard. Except as set forth on Schedule 3.01(T) attached hereto:

         (i) The Companies are each in compliance in all material respects with all applicable Environmental Laws and have obtained and are in material compliance with all permits, licenses and other authorizations required under any Environmental Law. There is no past or present event, condition or circumstance that is likely to interfere with the conduct of the Business in the manner now conducted or which would interfere in any material respect with the Companies' (or any of their) compliance with Environmental Laws or constitute a violation thereof including any prior release or discharge of any Polluting Substance that could have a Company Material Adverse Effect.

        (ii) None of the Companies have leased, operated or owned any facilities or real property with respect to which the Companies (or any of them) are subject to any actual or, to the knowledge of the Companies and the Shareholder, potential action, claim, investigation, review or other proceeding before any governmental, judicial or regulatory body, under any Environmental Law.

       (iii) None of the Companies have sent Polluting Substances to any off-site commercial waste management facilities for re-use, recycling, reclamation, treatment, storage or disposal.

        (iv) None of the Companies are subject to any actual or, to the knowledge of the Sellers and the Shareholder, potential proceeding for violation of any Environmental Law with respect to any such facility presently or previously used by the Companies (or any of them).

         (v) There are no Polluting Substances in any inactive, closed or abandoned storage or disposal areas or facilities or property currently or in the past leased, operated or owned by the Companies (or any of them).

        (vi) No property currently, or in the past, leased operated or owned by the Companies (or any of them) or their predecessors, is subject to actual or, to the knowledge of the Sellers and the Shareholder, potential investigation by federal, state or local officials or private litigation as a result of any previous on-site management, treatment, storage or disposal of Polluting Substances.

       (vii) There are no above ground or underground storage tanks located on any property owned, leased or operated by the Companies (or any of them).

      (viii) Except in compliance with all Environmental Laws (including, without limitation, the obtaining of all necessary Permits), no Polluting Substances have been used, generated, manufactured, stored or treated, or disposed of, landfilled or in any other way released (and no release is threatened), on or about any property owned, operated or leased by the Companies or transported to such Property.

        (ix) There are no obligations, undertakings, or liabilities arising out of or relating to failure to comply with or violation of any Environmental Laws which the Companies (or any of them) have agreed to, assumed or retained, or indemnified a third party against, by the contract or otherwise.

    The representations and warranties contained in this Section 3.01(T) are intended to be the sole representations and warranties of the Sellers and the Shareholder with respect to compliance by the Companies with Environmental Laws.

    (U) ACCOUNTS RECEIVABLE. Each account receivable reflected on the Financial Statements constitutes a bona fide receivable resulting from a bona fide sale to a customer in the ordinary course of business, the amount of which was actually due on the date thereof. The books and records of the Companies state correctly the facts with respect to each account receivable of the Companies and the balance due thereon. Each payment reflected on such books or records as having been made to each such account receivable was made by the respective account debtor and not directly or indirectly by any director, officer, employee or agent of the Companies unless such person is shown on said books and records as such account debtor and as set forth on Schedule 3.01(U) attached hereto. To the best of the Sellers' and the Shareholder's knowledge, each document and instrument evidencing, securing or relating to each account receivable, is correct and complete in all respects, is genuine and valid and is enforceable in accordance with its terms, and is not subject to any defense, claim of disability, counterclaim or offset and there is no threatened, intended or proposed defense, claim of disability, counterclaim or offset with respect thereto. To the best of the Sellers' and the Shareholder's knowledge, each account receivable and each document and instrument and each transaction underlying or relating to it conforms in all material respects, including, without limitation, in respect of interest rates charged, notices given and disclosures made, to the requirements and provisions of each applicable law, rule, regulation or order relating to credit, consumer credit, credit practices, credit advertising, credit reporting, retail installment sales, credit cards, collections, usury, interest rates and truth-in-lending, including, without limitation, the Federal Truth in Lending Act, as amended and Regulation Z issued by the Board of Governors of the Federal Reserve System thereunder.

    (V) CUSTOMERS AND SUPPLIERS. Except for matters that will not have a Company Material Adverse Effect, no supplier or customer of the Companies has advised the Companies (or any of them) or the Shareholder formally or informally, that such customer or supplier intends to terminate, discontinue or substantially reduce its business with the Business and the occurrence of the Closing is not expected to adversely affect such relationship.

    (W) IMPROPER PAYMENTS. Neither the Companies, the Shareholder nor any officer, agent or employee of the Companies or the Shareholder nor any distributor or licensee of any of the foregoing, nor any other person (including, without limitation, the Companies or an affiliate of the Companies) acting on behalf of the Companies, or the Shareholder, in any case for which such action may be attributable to the Companies (or any of them) or the Shareholder, has directly or indirectly, on behalf of or with respect to the Companies (or any of them) or the Shareholder, except as listed on Schedule 3.01(W) attached hereto, (i) made any illegal or unlawful political contributions, (ii) made any payment which was not legal to make or which the Companies or the Shareholder should have known was not legal for the payee to receive, (iii) received any payment which was not legal to receive or which such Seller or the Shareholder should have known was not legal for the payor to make, (iv) had any material transaction or payment which is not properly booked in accordance with GAAP, (v) had any off-book bank or cash accounts or "slush funds" of which the Companies (or any of them) or the Shareholder were the beneficial owner, or (vi) given or agreed to give any material gift to any customer, supplier, government employee or other Person which (a) if not given in the past, might have had a Company Material Adverse Effect or (b) if not continued in the future, might materially adversely affect the assets, business, sales, properties, condition (financial or otherwise) or prospects of the Companies (or any of them) or the Business.

    (X)  NO BROKER.   Other than a payment to the Reed Group, all
negotiations on behalf of the Sellers relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the Sellers and their agents directly with Purchaser without the intervention of any other person in such manner as to give rise to any claim against Purchaser or its affiliates, Sellers or their affiliates for a brokerage commission, finder's fee or other like payment in connection with the consummation of the transactions contemplated hereby.

    (Y) WARRANTY CLAIMS. Neither of the Sellers nor the Shareholder know or have reason to know of any existing or threatened material claims, or any facts upon which a claim could be based against Companies (or any of them) for any products or materials sold by the Companies (or any of them) prior to the Closing Date which are defective or fail to meet any service or product warranties. The total amount of warranty claims asserted against the Companies (or any of them) Companies during the last three (3) years prior to the date of this Agreement is listed on Schedule 3.01(Y) attached hereto.

    (Z) SOLVENCY. Neither of the Sellers are now insolvent, nor will any of the Sellers be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (1) the Sellers each will be able to pay its debts as they become due, (2) the property of each Seller does not and will not constitute unreasonably small capital, and each Seller will not have unreasonably small capital and will not have insufficient capital with which to conduct its present or proposed business and (3) taking into account pending and threatened litigation, final judgments against such Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that such Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to each Seller, after taking into account all other anticipated uses of the cash of the Sellers will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section 3.01(Z), (x) "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and (y) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

    (AA) LIST OF BANK ACCOUNTS. Set forth on Schedule 3.01(AA) attached hereto is true and complete list of all depositary accounts maintained by the Sellers and a list of depositary institutions at which the Sellers (or either of them) maintain an account or deposit of any kind.

    (AB) COMPLETENESS OF SCHEDULES AND EXHIBITS; FULL DISCLOSURE. The schedules and exhibits attached hereto, where provided by or on behalf of the Sellers or the Shareholder present in all material respects the information required by this Agreement to be set forth therein. No representation or warranty by the Sellers or the Shareholder herein and no information disclosed in the schedules and exhibits hereto supplied by the Sellers or the Shareholder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

    3.02 REPRESENTATIONS AND WARRANTIES BY PURCHASER AND THE PARENT. The Purchaser and the Parent, on a joint and several basis, hereby represent and warrant to Sellers and the Shareholder that:

    (A) ORGANIZATION AND EXISTENCE. The Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware. The Parent is a corporation validly existing and in good
standing under the laws of the State of Oklahoma.   The Parent is duly
licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Parent's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Parent Material Adverse Effect. Parent and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Parent Material Adverse Effect.
The copies of Parent's Certificate of Incorporation and Bylaws previously delivered to Company are true and correct.

    (B)  AUTHORITY AND APPROVAL.   The Purchaser and the Parent each
have all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by the Purchaser and the Parent, the performance of it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite action on the part of the Purchaser and the Parent. This Agreement constitutes the valid and binding obligation of the Purchaser and the Parent enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or laws affecting the rights of creditors generally or by general equitable principles (whether or not such enforceability is considered in connection of a proceeding at law or in equity).

    (C) SEC REPORTS. The Parent has filed in a timely fashion all forms, reports, schedules, statements and registration statements required to be filed by it with the Securities and Exchange Commission (the "Commission") since January 1, 1995 (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any statement or omission in any SEC Report which was corrected in a later SEC Report. The financial statements of the Parent included in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis, present fairly in accordance with generally accepted accounting principles the consolidated financial position, results of operations and changes in financial position of the company and its consolidated subsidiaries as of the dates and for the periods indicated and conform in all material respects to all applicable requirements under the Securities Exchange Act of 1934 ("Exchange Act"). Except as reflected in the SEC Reports, the Parent as of the date of such SEC Reports has no material liabilities, obligations, or claims of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), including, without limitation, any tax liabilities or under funded pension plans, and the Parent does not have any knowledge of any basis for the existence of or the assertion against the Parent of any such liability, obligation or claim as of such date. The income of the Parent as reflected in the SEC Reports consists solely of ordinary operating profits and none of such income consists of (i) income from a source other than operations of the business of the Parent and its Subsidiaries or (ii) a transaction outside the ordinary course of business of the Parent (whether or not such transaction would otherwise be considered extraordinary under GAAP).

    (D) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Reports, since December 31, 1996, the Parent has conducted its business in the ordinary and usual course in all material respects and there has not been any material adverse change in the financial condition, properties, business, results of operations or prospects of the Parent. Except as set forth on Schedule 3.02(D) attached hereto, since December 31, 1996, there has not been:

         (i) any material adverse change in the business, properties, assets of the Parent;

        (ii) any damages, destruction or loss, whether covered by insurance or not, which has had, or might be expected to have, a material adverse effect on the Parent;

       (iii) any material change by the Parent in accounting methods or principles which would be required to be disclosed under GAAP;

        (iv) other than in connection with the exercise of stock options, any issuance by the Parent or any of them of any shares of capital stock;

         (v) any sale, lease or other disposition of properties and assets of the Parent, except in the ordinary course of business;

        (vi) any merger or consolidation of the Parent with any other corporation, partnership, limited liability company, person or entity or any acquisition by the Parent of the stock or business of another corporation, partnership, limited liability company or other entity;

       (vii) any borrowing, or agreement to borrow funds, by the Parent or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Parent is bound or by which its properties are bound is material to the business, condition (financial or otherwise), results of operation or prospects of the Parent and its Subsidiaries taken as a whole;

      (viii) any declaration or payment of any dividend on, or any other distribution with respect to, the equity securities of the Parent;

        (ix) any material increase in the compensation payable or to become payable by the Parent to the directors, officers or employees of the Parent, or any increase in benefits or benefit plan costs (other than costs outside of the control of the Parent), or any increase in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any directors, officers or directors;

         (x)  any reclassification of any asset or liability;

        (xi) any material amendment, modification, or termination of any contract, agreement, plan or commitment;

       (xii) any mortgage, pledge, grant of any lien or security interest or other encumbrance of any asset of the Parent;

      (xiii) any waiver or release of any right or claim of the Parent that singly, or in the aggregate, is material to the business, assets, condition (financial or otherwise), results of operation or prospects of the Parent and its Subsidiaries taken as a whole;

       (xiv) any significant labor trouble or any damage, destruction or loss of property by fire or other casualty, whether or not covered by insurance, adversely affecting the property, assets, condition (financial or otherwise), prospects of the Parent and its Subsidiaries taken as a whole or any related property;

        (xv) removal, from any building, facility or real property of any of the assets of the Parent or its Subsidiaries; or

      (xvii) any contract, understanding or commitment to do any of the foregoing.

    (E) LITIGATION. Except as disclosed in the SEC Reports, there is no claim, suit, action or proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Purchaser or the Parent which can reasonably be expected to affect materially and adversely the business, properties, financial condition or prospects of the Purchaser or the Parent. There is no outstanding order, writ, injunction or decree or, to the knowledge of the Purchaser and the Parent, any claim or investigation of any court, governmental agency or arbitration tribunal materially and adversely affecting or which can reasonably be expected to materially and adversely affect the Purchaser, the Parent or their properties, assets or business, franchises, licenses or permits under which it operates.

    (F) TAXES. Parent and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) have paid or accrued all taxes shown to be due and payable on such returns, (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Schedule 3.02(F) attached hereto.

    (G) COMPLIANCE WITH LAWS. The Parent and each Subsidiary has complied with and is currently complying with all applicable federal, state and local laws, rules, ordinances and regulations, the noncompliance with which would have a Parent Material Adverse Effect.

    (H) CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Schedule 3.02(H) attached hereto sets forth a list of all material written and oral agreements, if any, contracts, agreements, plans and commitments, including all amendments, modifications and supplements thereto, to which the Parent or its Subsidiaries are a party or by which the Parent, its Subsidiaries or any of their assets or properties are bound as of the date hereof (the "Parent Contracts"). For the purposes of this
Section 3.02(H), a contract shall be considered material if such contract or any series of similar contracts involving the same subject matter involves $100,000 or more in services to be rendered or obligations during any twelve month period. Also set forth on Schedule 3.02(H) is a list of all agreements for the provision of compression services by the Parent identifying the horsepower or type of equipment being leased, the amount of the rental for such contract and the term of such contract, provided, however that until the Customer Disclosure Date, such schedule will not include any information concerning the location of such equipment or the identity of the customer of the Parent
with respect to such contract.   The Parent and its

Subsidiaries have each complied with the provisions of all Contracts and no default or event of default exists under any of such agreements and such agreements constitute valid and legally binding obligations of the Parent and its Subsidiary and to best knowledge of the Parent of each other Person that is a party thereto enforceable against each party in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity). To the best of the Parent's knowledge, the Contracts comprise all of the contracts, agreements, plans and commitments required in order to conduct the business of the Company and the Subsidiary as it has been and is now conducted.

    (I)  EMPLOYEE BENEFIT MATTERS.

         (i) Schedule 3.02(I) attached hereto sets forth each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made (a "Parent Plan") by the Parent, any Subsidiary, or any of their affiliates or any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which the Parent or any of the Subsidiaries is a member.

        (ii) The Parent has delivered to the Company current, accurate and complete copies of each Parent Plan (including all trust agreements, funding vehicles and other instruments relating thereto) and, to the extent applicable, copies of the most recent (a) Internal Revenue Service determination letter and any outstanding request for a determination letter for each Parent Plan; (b) Form 5500; (c) attorneys' response to an auditor's request for information for any Parent Plan; and (d) any ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any voluntary employees' beneficiary association ("VEBA") which is implementing any Parent Plan.

       (iii) With respect to each Parent Plan: (a) each Parent Plan which is an "employee pension benefit plan" (as such term is defined in ERISA
    Section 3(2)) has received a favorable determination letter as to its qualification under the Code; (b) each VEBA which is intended to implement any Parent Plan has received a favorable ruling or determination letters to its tax-exempt status; (c) all forms, documents and other materials have been filed with the Securities and Exchange Commission or otherwise distributed as required by the

    Securities Act of 1933 or the Exchange Act or any regulation or rule promulgated thereunder; and (d) there are no leased employees (as such term is defined in Code Section 414(n)) that must be taken into account with respect to the requirements set forth under Code Section 414(n)(3).

        (iv) Neither the Parent nor any Subsidiary presently maintains, or within the last 60 months has maintained any (a) "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or (b) defined benefit plan.

        (v) With respect to any Parent Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)): (a) each and every Parent Plan which is a group health plan (as such term is defined in Code Section 5000(b) complies in all material respects with the applicable requirements of Code Section 4980B; and (b) each Parent Plan (including any Parent Plan covering former employees of the Parent) may be amended or terminated by the Parent or any Subsidiary on or at any time after the Closing Date.

       (vi) Neither the Parent nor any Subsidiary maintains any post-retirement health and life insurance plans for employees and retirees.

    (J) ENVIRONMENTAL COMPLIANCE. Except as set forth on Schedule 3.02(J) attached hereto:

         (1) The Parent and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance with all permits, licenses and other authorizations required under any Environmental Law. There is no past or present event, condition or circumstance that is likely to interfere with the conduct of the business of the Parent or any of its Subsidiaries in the manner now conducted or which would interfere in any material respect with the Parent's or any of its Subsidiaries' compliance with Environmental Laws or constitute a violation thereof.

         (2) Neither the Parent nor any of its Subsidiaries has leased, operated or owned any facilities or real property with respect to which the Parent or such Subsidiary is subject to any actual or, to the knowledge of the Parent, after due inquiry, potential action, claim, investigation, review or other proceeding before any governmental, judicial or regulatory body, under any Environmental Law.

         (3) Except as discussed in Schedule 3.02(J), neither the Parent nor any of its Subsidiaries has sent Hazardous Substances to any offsite commercial waste management facilities for reuse, recycling, reclamation, treatment, storage or disposal.

         (4) Neither the Parent nor any of its Subsidiaries is subject to any actual, or, to the knowledge of the Parent, after due inquiry, potential proceeding under any Environmental Law with respect to any such facility presently or previously used by the Company, or any of its Subsidiaries.

         (5) There are no Hazardous Substances in any inactive, closed or abandoned storage or disposal areas or facilities on property currently or in the past leased, operated or owned by the Parent or any or its Subsidiaries.

         (6) No property currently, or in the past, leased operated or owned by the Parent or any of its Subsidiaries is subject to actual or, to the knowledge of the Parent, after due inquiry, potential investigation by federal, state or local officials or private litigation as a result of any previous onsite management, treatment, storage or disposal of Polluting Substances.

         (7) There are no above-ground or underground storage tanks located on any property owned or leased by the Parent or any Subsidiary.

    (K) INSURANCE. Schedule 3.02(K) attached hereto sets forth a list of all insurance policies of the Parent by which the Parent, its Subsidiaries or any of their assets or properties have been covered for the last three (3) years and those policies which are now in full force and effect. The Parent agrees to use its best efforts to maintain the existing policies (which are presently in force) in full force and effect at all times from the date of this Agreement until the Closing Date. The insurance policies set forth on Schedule 6.15 attached hereto provide insurance against the risks involved in the operation of the business of the Parent and its Subsidiaries which are standard in the industry. Neither the Parent nor any or its Subsidiaries have received notice from any insurance carrier of the intention of such carrier to discontinue any insurance coverage afforded to the Parent or any of its Subsidiaries.

    (L) PATENTS, TRADEMARKS AND COPYRIGHTS. Schedule 3.02(L) attached hereto includes a true and complete list and description of all Intellectual Property applied for, issued to, or owned or used by Parent or any of its Subsidiaries or under which any of the Parent or its Subsidiaries are licensed or franchised. Each of the Parent and its Subsidiaries possess full rights, licenses or other authority to use all such Intellectual Property. All licenses are in full force and effect and constitute legal, valid and binding obligations of the parties thereto, and there has not been any default or alleged default (or any event or condition which with notice, lapse of time or both would become a default) thereunder. Provided the consents described in Schedule 6.16 attached hereto are obtained, the occurrence of the Closing will not affect the validity, continuation or effectiveness of any such rights on their present terms. Each of the Parent and its Subsidiaries own or hold adequate licenses or other rights to use all Intellectual Property necessary for the conduct of their business as it has been and is now conducted, and that use does not and will not conflict with, infringe on or otherwise violate any rights of others. None of the Parent or its Subsidiaries have received notice, or have knowledge of, any infringements or unauthorized or unlawful use of such Intellectual Property by themselves or others or any allegation that they have infringed similar properties of others.

    (M) PERMITS. Schedule 3.02(M) attached hereto includes a true and complete list of all material Permits or the Parent and its Subsidiaries (the "Parent Permits"). The Parent Permits are in full force and effect and comprise all the governmental authorizations necessary or desirable for the lawful conduct of the Business as it has been and is now conducted.

    (N)  PERSONNEL DATA; LABOR RELATIONS.

         (i) Schedule 3.02(N) attached hereto is a list of all employees of the Parent and its Subsidiaries, their current rates of compensation, their length of service with the Parent or the applicable Subsidiaries, and a complete and accurate description of all practices, policies, understandings and agreements with such persons relating to their employment. All contracts and arrangements with employees are in full force and effect, and neither the Parent, any Subsidiary nor any other person is in default under either of them. Each of the Parent and its Subsidiaries in the conduct of their affairs and business have each complied in all material respects with all applicable laws and regulations relating to the employment of labor including those related to wages, hours, discrimination, employee pension and welfare benefit plans, collective bargaining, and the payment of Social Security or similar taxes, and each of the Parent and its Subsidiaries have withheld and paid to the appropriate governmental authority, all amounts required by law or agreement to be withheld from wages or salaries of such employees. All increases in compensation during the eighteen month period prior to the execution of this Agreement are described on
    Schedule 6.18.

         (ii) There is no pending, or, to the Parent's knowledge, any threatened labor dispute, strike or lockout, slow-down, stoppage, unfair labor practice complaint, grievance procedure or arbitration proceeding relating to the Parent or any of its Subsidiaries or affecting their respective business. No representation question now exists respecting the Parent or any of its Subsidiaries and no collective bargaining agreement is currently being negotiated. Neither the Parent nor any of its Subsidiaries have received any notification of any unfair labor practices charges or complaints pending before any agent having jurisdiction over any of the Parent or its Subsidiaries. The Parent is not aware of any union organizing activities or proceedings involving, or act pending petition for the recognition of, a labor union or association as the exclusive bargaining agent for any group or groups of employees of the Parent or any of its Subsidiaries.

        (iii) Attached hereto as Schedule 6.18(ii) are copies of all Occupational Safety and Health Administration ("OSHA") reports having to do with the Parent and each of its Subsidiaries, their operations or their business and received by the Parent or any Subsidiary during the last twelve months. No other oral or written complaints or notices have been received from OSHA, and no other complaints, or notices have been received from other regulatory agencies or offices having jurisdiction over the Parent or any or its Subsidiaries during the last twelve month period.

    (O) BROKERS. All negotiations on behalf of the Purchaser and the Parent relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the Parent, the Purchaser, the Companies, the Shareholder and their agents directly with the Sellers, the Shareholder, the Parent and the Purchaser without the intervention of any other person in such manner as to give rise to any claim against the Sellers or the Purchaser or their affiliates for a broker's commission, finder's fee or like payment in connection with the consummation of the transactions contemplated herein.

    (P) NO VIOLATION. Neither the execution and delivery of this Agreement by the Parent or the Purchaser, nor the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon the properties or assets of the Purchaser or the Parent under any of the terms, conditions or provisions of its charters or bylaws or any similar corporate documents of the Purchaser or the Parent or of any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which the Purchaser or the Parent are a party or by which such person or its properties are bound, in each case where such would have a material adverse effect upon the business, as currently conducted, the results of operations, condition (financial or otherwise) or prospects of the Purchaser and the Parent taken as a whole.

    (Q) IMPROPER PAYMENTS. Neither the Parent, the Purchaser nor any officer, agent or employee of the Parent or the Purchaser nor any distributor or licensee of any of the foregoing, nor any other Person (including, without limitation, any affiliate of the Parent) acting on behalf of the Parent, in any case for which such action may be attributable to the Parent has directly or indirectly, on behalf of or with respect to the Parent, except as listed on Schedule 3.02(Q) attached hereto, (i) made any illegal or unlawful political contributions, (ii) made any payment which was not legal to make or which the Parent should have known was not legal for the payee to receive,
(iii) received any payment which was not legal to receive or which the Parent should have known was not legal for the payor to make, (iv) had any material transaction or payment which is not properly booked in accordance with GAAP,
(v) had any off-book bank or cash accounts or "slush funds" of which the Parent was the beneficial owner, or (vi) given or agreed to give any material gift to any customer, supplier, government employee or other Person which (a) if not given in the past, might have had a Parent Material Adverse Effect or
(b) if not continued in the future, might adversely affect the assets, business, sales, properties, condition (financial or otherwise) or prospects of the Parent.

    (R) COMPLETENESS OF SCHEDULES AND EXHIBITS; FULL DISCLOSURE. The schedules and exhibits attached hereto, where provided by or on behalf of the Purchaser or the Parent completely and correctly present in all material respects the information required by this Agreement to be set forth therein. No representation or warranty by the Parent or the Purchaser herein and no information disclosed in the schedules and exhibits hereto supplied by the Purchase or the Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                      ARTICLE IV

                         ADDITIONAL AGREEMENTS AND COVENANTS

    4.01 COVENANTS OF THE SELLERS. The Sellers and the Shareholder, on a joint and several basis, covenant and agree with the Purchaser and the Parent as follows:

    (A) CERTAIN CHANGES. Except as expressly may be permitted or contemplated hereunder or under the Merger Agreement, or set forth in the schedules attached hereto, the Sellers covenant that, from the date hereof until the Closing Date, without first obtaining the written consent of the Purchaser, the Companies will not and the Shareholder shall not cause the Sellers, or the Business to:

          (i) make any material change in the conduct of their business or operations;

         (ii) engage in any activity or transaction outside the ordinary course of business;

        (iii) terminate, amend, modify or change any Scheduled Contract, Lease or agreement required to be disclosed pursuant to Sections 3.01(J) or (L) other than in the ordinary course of business;

         (iv) declare, set aside or pay any dividends, or make any distributions, in respect to its equity securities, or repurchase, redeem or otherwise acquire any such securities;

          (v) merge into or with or consolidate with any other person or acquire all or substantially all of the business or assets of any other Person;

         (vi) make any change in its articles of incorporation or bylaws or equivalent governing instruments;

       (viii) increase or decrease the indebtedness of the Companies (or any of them) or their affiliates except for indebtedness incurred in the ordinary course of business consistent with prior practices;

         (ix) other than pursuant to existing contracts or commitments, sell, lease or otherwise dispose of any of the Property, other than in the ordinary and usual course of business;

          (x) grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the benefit of any director, officer, employee or other Person, provided that the Sellers may continue to pay their field personnel bonuses in accordance with the Sellers' past practices;

         (xi) file any motion, order, brief, settlement offer or other papers in any proceedings;

        (xii) enter into any single agreement or agreements of similar nature with the same party or its affiliates are outside of the ordinary course of business or which involves capital expenditures of $200,000 for any single transaction or $500,000 in the aggregate; or

        (xiv)  commit itself to do any of the foregoing.

    (B) OPERATION OF BUSINESS. The Sellers and the Shareholder covenant and agree with the Purchaser and the Parent that from the date hereof until the Closing Date, except as permitted hereunder or contemplated hereunder or as consented to in writing by Purchaser, the Companies shall carry on their respective business in the usual and ordinary course and shall use their best efforts to preserve and maintain their business organization, employees and advantageous business relationships.

    (C) ACCESS. Subject to the terms of the Confidentiality Agreement, the Sellers will each afford to the Purchaser, the Parent and their authorized representatives access from the date hereof until the Closing Date, during normal business hours, to the Sellers' personnel, agents and representatives, property, books and records and will cause the Companies to furnish to the Purchaser and the Parent any and all information as such Party may request. The Companies will cooperate with the Purchaser's accountants who will be conducting and auditing of historical financial information of the Companies. The Purchaser shall have the right at its sole cost to conduct soil borings and tests to determine the geologic subsurface and any possible existence of toxic and hazardous materials on, about or under the Real Property and, subject to the consent of the applicable landowner, any Property leased by the Companies. The Purchaser intends to conduct and the Companies and the Shareholder shall permit the Purchaser or its representative to conduct a Phase I Environmental Assessment of the Real Property and, subject to the consent of the applicable landowner, the other property leased by the Companies on or before the Closing Date and if such Phase I Environmental Assessment indicates any potential problems, then the Purchaser may conduct further tests and the Sellers and the Shareholders shall permit the Purchaser to conduct such assessments.

    (D) REASONABLE COMMERCIAL EFFORTS. The Sellers and the Shareholder will use reasonable commercial efforts to obtain the satisfaction of the conditions to the Closing set forth in Section 5.01 hereof and the consummation of the Merger as set forth in the Merger Agreement. In addition, the Shareholder agrees (i) to use reasonable commercial efforts to cause the shareholders and members of the Sellers to approve the transactions contemplated by this Agreement on or before the Schedule Delivery Date and
(ii) to vote in favor of the transactions contemplated hereby. Notwithstanding anything herein to the contrary, however nothing in this Agreement shall limit the right of any Seller to terminate this Agreement in accordance with Section 1.04 or the applicable provisions of Section 6.01.

    (E) CONFIDENTIALITY. After the Closing Date, (except as may be required by the terms of Andy Payne's, Dan McCormick's or the Shareholder's employment with the Purchaser under the Shareholder Employment Agreement (as hereinafter defined) or any other employment agreement between the Purchaser and Andy Payne, and between the Purchaser and Dan McCormick, or as may be necessary for the Shareholder, Andy Payne or Dan McCormick to perform his duties under any such contract) neither the Sellers (or either of them), Andy Payne, Dan McCormick nor the Shareholder shall, directly or indirectly, disclose or provide to any other Person any non-public information of a confidential nature concerning the business or operations of the Companies or the Business, except as is required in governmental filings or judicial, administrative or arbitration proceedings, but if the Sellers, or the Shareholder propose to make any disclosure in reliance on the foregoing exception, Sellers shall, at least five (5) business days prior to such disclosure, provide to Purchaser the information proposed to be disclosed to such other person, as well as the facts and circumstances involved and the reason Sellers, or the Shareholder are required to make such disclosure.

    (F) PUBLIC ANNOUNCEMENTS. Subject to applicable securities law or stock exchange requirements, at all times until the Closing Date, Sellers and the Shareholder shall promptly advise, and obtain the approval of Purchaser before issuing or permitting any of Companies' or the Shareholder directors, officers, employees or agents to issue any press release with respect to this Agreement or the transactions contemplated hereby.

    (G) NOTICE. The Sellers and the Shareholder shall each give written notice to the Purchaser and the Parent promptly after the Sellers and the Shareholder obtain knowledge of the occurrence, or promptly after receipt by the Sellers, the Shareholder or any of their respective affiliates of any notice claiming or alleging the occurrence of any event or omission which would result in (i) any of Sellers' or the Shareholder's representations or warranties being or becoming inaccurate or misleading or (ii) any breach by Sellers (or either of them) or the Shareholder of this Agreement.

    (H) NON-COMPETITION. During the five (5) year period following the Closing Date (the "Non-Competition Period"), the Sellers and the Shareholder each agree that such Party shall not, directly or indirectly, either as an employee, employer, consultant, agent, lender, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate (whether directly or indirectly) in any compression services business that is in competition in any manner whatsoever with the Business, in the states of Texas, Arkansas, Kansas, Oklahoma and the parishes in Louisiana listed on Schedule 4.01(H) attached hereto; provided, however, that this Section 4.01(H) shall not prohibit the

Shareholder from owning 5% or less of the stock of a public company engaged in the compression services business. Notwithstanding any provision of this Agreement to the contrary, if the Shareholder is terminated without cause under the Shareholder Employment Agreement, then the covenant not to compete set forth herein shall terminate one year following such termination without cause.

    (I) NON-SOLICITATION AND NON-HIRING. During the Non-Competition Period, the Sellers and the Shareholder each agree (i) not to, directly or indirectly, call on or solicit, for the purposes of engaging in activity that could be competitive with the Business on the Closing Date, any Person, firm, corporation or other entity who or which during the last five years prior to the action by the Sellers and the Shareholder which is in violation of this
Section 4.01(I) was or had been a customer, referral source, supplier, distributor, of the Sellers, the Parent, the Purchaser, any of their affiliates or the Business and (ii) not to hire or offer to hire any employees of the Companies or the Business. Notwithstanding any provision of this Agreement to the contrary, if the Shareholder is terminated without cause under the Shareholder Employment Agreement, then the restriction set forth herein shall terminate one year following such termination without cause.

    (J) REASONABLENESS OF RESTRICTIONS. The Sellers and the Shareholder each agree that (1) the covenants contained in Sections 4.01(E), (H) and (I) hereof are necessary (a) for the protection of the Purchaser's, the Parents and their affiliates' business goodwill and trade secrets, and (b) for the Purchaser to realize the benefits of this Agreement including the acquisition of all of the goodwill of the Business and the Companies, (2) neither the Sellers (or either of them) nor the Shareholder are, and under this Agreement, will not be engaged in a common calling, and (3) if the scope of any restriction contained in Sections 4.01(E), (H) and (I) hereof is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Parties hereto hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The existence of any claim or cause of action of any of the Sellers or the Shareholder against the Purchaser or the Parent, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser or the Parent of these covenants.

    (K) ENFORCEMENT. The Sellers and the Shareholder each acknowledges that the restrictions contained in Sections 4.01(E), (H) and (I) hereof are (1) reasonable and necessary to protect the legitimate interests of the Purchaser, the Parent and their affiliates, (2) that the Purchaser and the Parent would not have entered into this Agreement in the absence of such restrictions, (3) that such restrictions are necessary for the Purchaser and the Parent to realize the benefits contemplated by the Purchaser and the Parent of the Business, including the acquisition of the goodwill of the Business and the Companies, (4) that the Purchaser would not consummate the purchase of the Property but for such restrictions, and (5) that any violation of any provision of those Sections will result in irreparable injury to the Purchaser and the Parent. The Sellers and the Shareholder each acknowledge that the Purchaser and the Parent each shall be entitled to preliminary and permanent injunctive relief, which right shall be cumulative and in addition to any other rights or remedies to which the Purchaser or the Parent may be entitled, subject to the terms of the Indemnification Agreement.

    (L)  EXCLUSIVITY.   During the term of this Agreement neither the Sellers
nor the Shareholder shall solicit, entertain or negotiate with respect to any offer to acquire the Sellers, the Business, the Property or the securities or ownership interest of the Sellers from any other person. During the term of this Agreement, neither the Sellers nor the Shareholder shall provide information to any other person in connection with a possible acquisition of the Sellers, the Business, the Property or the securities or ownership interest of the Sellers. Immediately upon receipt of any such unsolicited offer, the Sellers and/or the Shareholder will communicate the terms of any proposal or request for information and the identity of parties involved.

    (M)  NAME CHANGE.   At or immediately following the Closing, the Sellers
will change their names and no longer use the name "Ouachita" in their names.

    4.02 COVENANTS OF THE PURCHASER. The Purchaser and the Parent, on a joint and several basis, covenant and agree with the Sellers and the Shareholder as follows:

    (A) CERTAIN CHANGES. Except as expressly may be permitted hereunder, or set forth in the schedules attached hereto, the Company covenants that, from the date hereof until the Closing Date, without first obtaining the written consent of the Shareholder, the Parent will not:

          (i) make any material change in the conduct of its business or operations;

         (ii) engage in any activity or transaction outside the ordinary course of business;

        (iii) terminate, amend, modify or change any Scheduled Contract, Lease or agreement required to be disclosed pursuant to this Agreement;

         (iv) declare, set aside or pay any dividends, or make any distributions, in respect to its equity securities, or repurchase, redeem or otherwise acquire any such securities;

          (v) merge into or with or consolidate with any other person or acquire all or substantially all of the business or assets of any other Person;

         (vi) make any change in its articles of incorporation or bylaws or equivalent governing instruments;

        (vii)  purchase any securities of any Person;

       (viii) increase or decrease the indebtedness of the Parent or its Subsidiaries except for indebtedness incurred in the ordinary course of business consistent with prior practices;

         (ix) other than pursuant to existing contracts or commitments, sell, lease or otherwise dispose of any of the Property, other than in the ordinary and usual course of business;

          (x) grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the benefit of any director, officer, employee or other Person;

         (xi) file any motion, order, brief, settlement offer or other papers in any proceedings;

       (xii) enter into any single agreement or agreements of similar nature with the same party or its affiliates outside the ordinary course of business or which involves capital expenditures of $200,000 for any single transaction or $500,000 in the aggregate; or

        (xiv)  commit itself to do any of the foregoing.

    (B) OPERATION OF BUSINESS. The Parent covenants and agrees with the Company and the Shareholder that from the date hereof until the Closing Date, except as permitted hereunder or contemplated hereunder or as consented to in writing by the Shareholder, the Parent and its Subsidiaries shall carry on their respective business in the usual and ordinary course and shall use their best efforts to preserve and maintain their business organization, employees and advantageous business relationships.

    (C) ACCESS. Subject to the term of that certain Confidentiality Agreement, the Parent will afford to the Company, the Shareholder and their authorized representatives access from the date hereof until the Closing Date, during normal business hours, to the Parent's personnel, agents and representatives, property, books and records and will cause the Parent's Subsidiaries to furnish to the Company and the Shareholder any and all information as such Party may request.

    (D) REASONABLE COMMERCIAL EFFORTS. The Purchaser and the Parent will each use reasonable commercial efforts to obtain the satisfaction of the conditions to the Closing set forth in Section 5.02.

    (E) PRESERVATION OF BOOKS AND RECORDS. For a period of five (5) years after the Closing Date, the Purchaser shall (1) preserve and retain the corporate, accounting, legal, auditing and other books and records of the Companies relating to any governmental or non-governmental actions, suits, proceedings, or investigations arising out of the conduct of the business and operations of the Companies prior to the Closing Date in which the Companies and the Shareholder are a party, and (2) make such books and records available at the then current administrative headquarters of Purchaser to the Sellers, the Shareholder and their officers, employees and agents, upon reasonable notice and at reasonable times, at such parties sole risk and cost. The Sellers and the Shareholder shall be entitled to make copies of any such books and records as that shall deem necessary at their sole cost and expense. The Purchaser agrees to permit representatives of the Sellers or the Shareholder to meet with employees of the Purchaser on a mutually convenient basis in order to enable the Sellers or the Shareholder to obtain additional information and explanations of any materials provided pursuant to this Section 4.02(E). If any such records are to be destroyed by the Purchaser or the Parent after the aforementioned five year period, the Purchaser or the Parent, as the case may be, shall first offer such records to the Shareholder and shall return the same to him should he so desire.

    (F) PUBLIC ANNOUNCEMENTS. Subject to applicable securities law or stock exchange requirements, at all times until the Closing Date, the Purchaser shall promptly advise, and obtain the approval of the Sellers before issuing, or permitting any of the Purchaser's directors, officers, employees or agents, or any of the Purchaser's subsidiaries, to issue any press release with respect to this Agreement or the transactions contemplated hereby.

    (G) CONFIDENTIAL INFORMATION. In the event that the Agreement is terminated or, if not terminated, until the Closing Date, the confidentiality of any data or information received by Purchaser regarding the business and assets of the Companies shall be maintained by Purchaser and their representatives in accordance with the Confidentiality Agreement, provided, however, that nothing in this Section 5.02(D) shall prohibit the Purchaser from making any press release or filings required, in the opinion of the Purchaser, under the securities laws with respect to the transactions contemplated in the Agreement.

    (H)  CONDUCT OF BUSINESS.   The Parent and the Purchaser are currently
engaged only in the businesses disclosed in its current SEC Reports and have no intentions to engage in any different lines. For a period ending at the earlier of (a) four (4) years from the Closing Date, or (b) such time that the Shareholder (including his ex-spouse and his children) owns less than fifteen per cent (15%) of the Parent Common Stock, Parent agrees not to enter any new line of business outside the compression services business and any business reasonably related thereto or to expand through a substantial investment or series of investments the domestic oil and gas exploration business of the Parent, as described in the Parent's most recent 10-K annual report, without the written prior approval of the Shareholder, which approval will not be unreasonably withheld.

    (I)  GUARANTEE OF COMPRESSOR LEASES.   Following the Closing, the
Purchaser will use reasonable efforts to cause the lessors on three equipment leases described on Schedule 4.02(I) to release the guarantee of the Shareholder and if the Purchaser is unsuccessful in obtaining such release, then the Purchaser shall indemnify and hold the Shareholder harmless from any liability due to such guarantees.

                                      ARTICLE V

                                CONDITIONS TO CLOSING

    5.01 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE PARENT. The obligations of the Purchaser and the Parent to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Purchaser and the Parent; provided, however, that no such waiver of a condition shall constitute a waiver by the Purchaser or the Parent of any of their other rights or remedies, at law or in equity, if the Sellers (or either of them) or the Shareholder shall be in breach or default of any of such Party's representations, warranties or covenants under or contained in this Agreement:

    (A) COMPLIANCE. The Sellers and the Shareholder shall each have performed, satisfied and complied with their respective covenants and agreements contained herein, each of their representations and warranties contained in Section 3.01 hereof shall be true on and as though made on and as of the Closing Date, and each of the conditions specified in this Agreement has been satisfied on or before the Closing Date.

    (B)  OFFICERS' CERTIFICATE.   The Purchaser and the Parent shall have
received a certificate, dated the Closing Date from the chief executive officer of each of the Sellers and the Shareholder certifying that the matters specified in Section 5.01(A) are correct.

    (C) LEGAL OPINION. Purchaser shall have received from the Sellers' special counsel, Mayor, Day, Caldwell & Keeton and/or Sellers' Louisiana counsel, Theus, Grisham, Davis & Leigh, an opinion dated the Closing Date in form and substance satisfactory to the Parent and the Purchaser opining as to the matters set forth on Exhibit D attached hereto.

    (D) NO ORDERS. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction over the transactions contemplated by this Agreement.

    (E) SECRETARY'S CLOSING CERTIFICATE. The Purchaser and the Parent shall have received a certificate dated the Closing Date in form and substance reasonably satisfactory to the Purchaser from the Secretaries or Assistant Secretaries of each of the Companies, certifying that (i) attached to such certificate are true, correct and complete copies of the resolutions duly adopted by the Board of Directors or the Managers of the Companies authorizing the transactions contemplated by this Agreement which remain in full force and effect, (ii) attached to such certificate are true, correct and complete copies of the certificates or articles of incorporation, articles of organization, bylaws, regulations or equivalent governing instrument, each as amended to the Closing Date, of each of the Companies,
(iii) attached to such certificate is a true and correct copy of the shareholders or members resolutions of the Companies approving and consenting to the transactions contemplated by this Agreement, and (iv) the incumbency of each officer executing this Agreement and all documents and instruments executed in connection thereof.

    (F) ABSENCE OF LITIGATION. No material proceeding pertaining to the transactions contemplated by this Agreement or to their consummation, shall have been instituted or threatened on or before the Closing Date.

    (G) THIRD PARTY CONSENTS. All necessary agreements, consents and approvals of any persons or entities to the consummation by the Sellers or the Shareholder of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by this Agreement shall have been received by the Purchaser and the Parent and shall be in a form and substance reasonably satisfactory to the Purchaser and the Parent.

    (H) LEGISLATION. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

    (I) TERMINATION OF EXISTING LEASE. The existing leases for the Farm Property and the Real Property shall have been terminated on terms
satisfactory to the Purchaser.   The Farm Property shall have been
transferred from OEC to the Shareholder and a new Farm Property lease in form of Exhibit E shall have been executed between the Purchaser and the Shareholder.

    (J) EMPLOYMENT CONTRACT. The Shareholder shall have executed and delivered to the Purchaser the Employment Agreement with the Purchaser in the form of Exhibit "A" attached hereto (the "Shareholder Employment Agreement") under which the Shareholder would become the chief operating officer of the Parent as to compressor operations.

    (K) OTHER EMPLOYMENT AGREEMENT. Andy Payne and Dan McCormick shall have executed and delivered to the Purchaser the Employment Agreements in the form of Exhibit "B" and "C" attached hereto (the "Other Employment Agreements"). Mr Payne shall have continued to act as Executive Vice President of OEC and Mr. McCormick shall have continued as the Vice President of Sales of OEC.

    (L) MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the property, plant, assets or prospects of the Companies (or any of them), the Property, or the Business.

    (M) BANK ACCOUNTS. Control over all bank accounts, cash management accounts, savings accounts or similar funds of Companies shall have been transferred to persons designated by Purchaser in a manner satisfactory to Purchaser.

    (N) TITLE INSURANCE, ZONING AND UTILITIES. The Purchaser shall receive at the Closing in ALTA extended coverage form of owner's title insurance policy dated, or updated to, the Closing Date, issued by a title insurance company acceptable to the Purchaser, insuring (or committing to insure), the Purchaser as owner, with good, marketable and indefeasible fee simple title to the Real Property. The Purchaser's title policy will be in a form reasonably acceptable to the Purchaser and shall only contain as exceptions to title those items listed on Schedule 3.01(J) as permissible title exceptions. The Sellers and the Shareholder will provide the Purchaser with evidence satisfactory to the Purchaser that the zoning and utility circumstances are as represented in Section 3.01(J). The Sellers and the Shareholder will also provide to the Purchaser a survey of the Real Property sufficient for the boundary exception to the title policy to be deleted in form and
substance satisfactory to the Purchaser.   Subject to the provisions of
Section 9.01 hereof if the Closing occurs, the Purchaser shall pay for the cost of such survey and title policy.

    (P) ENVIRONMENTAL REVIEW REPORT. The Purchaser shall have received, at the Purchaser's expense, an environmental review report from a Person satisfactory to the Purchaser as to the absence of any evidence of noncompliance with any Environmental Laws that could materially affect the Business or the Property.

    (Q) FINANCING. The Parent shall have the debt and equity necessary to consummate the transactions contemplated by this Agreement.

    (R) REGISTRATION RIGHTS AGREEMENT. The Sellers and the Shareholder and the Shareholder shall have executed the Registrations Rights Agreement attached hereto as Exhibit F (the "Registration Rights Agreement").

    (S) MERGER. The Merger Agreement shall not have been terminated and all conditions to the consummation of the Merger Agreement shall have been satisfied.

    (T) INDEMNIFICATION AGREEMENT. The Shareholder, the Sellers, the Purchaser and the Parent shall have executed the Indemnification Agreement attached hereto as Exhibit G.

    (U) PAYOFF LETTERS. The Purchaser shall have received from each of the lenders owed the Assumed Debt letters dated within three (3) business days prior to the Closing Date indicating the amount of the Assumed Debt owed to such Lender, the per diem interest on such debt and than on payment, such lender will release all collateral securing such Assumed Debt.

    5.02 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND THE SHAREHOLDER. The obligations of the Sellers and the Shareholder to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Sellers and the Shareholder; provided, however, that no such waiver of a condition shall constitute a waiver by the Sellers or the Shareholder of any of their other rights or remedies, at law or in equity, if the Purchaser or the Parent shall be in breach or default of any of their representations, warranties or covenants under or contained in this Agreement:

    (A) COMPLIANCE. The Purchaser and the Parent shall have each performed, satisfied and complied their respective covenants and agreements contained herein, their respective representations and warranties contained in Section
3.02 hereof shall be true on and as though made on and as of the Closing Date, and each of the conditions specified in this Agreement has been satisfied on or before the Closing Date.

    (B) OFFICERS' CERTIFICATE. The Sellers shall have received a certificate, dated the Closing Date, executed by an executive officer of each of the Parent and the Purchaser certifying as to the matters specified in
Section 6.02(A) hereof.

    (C) LEGAL OPINION. The Sellers shall have received from Purchaser's counsel, Schlanger, Mills, Mayer & Grossberg, an opinion dated the Closing Date in form and substance satisfactory to Sellers, opining as to the matters set forth in Exhibit H attached hereto.

    (D) NO ORDERS. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction over the transactions contemplated by this Agreement.

    (E) ACTIONS AND PROCEDURES. No meritorious actions, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been initiated or threatened to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

    (F) THE SHAREHOLDER EMPLOYMENT AGREEMENT AND THE OTHER EMPLOYMENT AGREEMENTS. The Purchaser shall have executed and delivered to the Shareholder the Shareholder Employment Agreement and to Mr. Payne and Mr. McCormick the Other Employment Agreements.

    (G)  BOARD SEATS.   The Shareholder and Andy Payne shall have been
elected or appointed to the Board of Directors of the Parent.

    (H) REGISTRATION RIGHTS AGREEMENT. The Parent shall have executed and delivered the Registrations Rights Agreement.

    (I) MERGER. The Merger Agreement shall not have been terminated and all conditions to the consummation of the Merger Agreement shall have been satisfied.

    (J) INDEMNIFICATION AGREEMENT. The Parent shall have executed and delivered the Indemnification Agreement.

    (K) ABSENCE OF LITIGATION. No material proceeding pertaining to the transactions contemplated by this Agreement or to their consummation, shall have been instituted or threatened on or before the Closing Date.

    (L) THIRD PARTY CONSENTS. All necessary agreements, consents and approvals of any persons or entities to the consummation by the Sellers or the Shareholder of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by this

Agreement shall have been received by the Purchaser and the Parent and shall be in a form and substance reasonably satisfactory to the Sellers and the Shareholder.

                                      ARTICLE VI

                                     TERMINATION

    6.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (A) By the mutual written agreement of the Sellers and the Purchaser;

          (B) By any Party hereto, if the Closing has not occurred prior to July 31, 1997;

          (C) By any Party hereto, if the Merger Agreement shall have been cancelled or terminated;

          (D) By any Party hereto, if all of the Exhibits to this Agreement have not been finalized and agreed to by the Parties on or before the Schedule Delivery Date;

          (E) By the Sellers and the Shareholder, if the Sellers and the Shareholder should be dissatisfied with any disclosures contained in the schedules to be delivered by the Purchaser and the Parent and the Sellers or the Shareholder delivers the required notice under Section
     7.14 within five business days following the Schedule Delivery Date;

          (F) By the Purchaser and the Parent, if the Purchaser and the Parent should be dissatisfied with any disclosures contained in the schedules to be delivered by the Sellers and the Shareholder and the Purchaser or the Parent delivers the required notice under Section 7.14 within five business days following the Schedule Delivery Date;

          (G) By the Purchaser and the Parent, if the shareholders and members of the Sellers shall have not approved the transactions contemplated by this Agreement and delivered the required notice under
     Section 7.14 within five business days following the Schedule Delivery Date; or

          (H) If the occurrence of the closing transactions would violate any order, decree or judgment prohibiting the consummation of this Agreement.

    6.02 EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

          (A) If this Agreement is terminated by the Sellers or by the Purchaser as permitted under Section 6.01 hereof (including Sections 6.01(A), (E) or (F) and not as the result of the failure of any Party to perform its obligations hereunder, such termination shall be without liability to any Party to this Agreement or any stockholder, director, officer, employee, agent or representative of such Party.

          (B) If this Agreement is terminated for any reason or reasons other than a breach by the Sellers or the Shareholder of their obligations under this Agreement or a refusal by Purchaser or Parent to close by virtue of a decision, reasonably made and in good faith, that some aspect of the Business (e.g., financial, legal, business matters or the prospects of the Business) or related to Sellers or Shareholder has led them to decide not to proceed with the transactions contemplated hereby, then the Purchaser and the Parent shall pay to the Sellers and the Shareholder the sum of $125,000 as liquidated damages for the termination of this Agreement and the Merger Agreement. The Parties acknowledge and agree that the amount of actual damages to be suffered by the Sellers, OEC and the Shareholder will be difficult to estimate and that the amount set forth above is reasonable.

          (C) If this Agreement is terminated as a result of the failure of the Sellers or the Shareholders to perform their obligations hereunder without lawful justification, the Sellers and the Shareholder, jointly and severally, shall, subject to the terms of the Indemnification Agreement, be fully liable for any and all damages sustained or incurred by the Purchaser or the Parent.

                                     ARTICLE VII

                                    MISCELLANEOUS

    7.01 EXPENSES. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers or Purchaser, as the case may be, depending upon which Party incurred such costs and expenses. At the Closing and subject to the consummation of the transactions contemplated by this Agreement and the Merger Agreement, the Purchaser shall pay the Sellers' and the Shareholder's expenses incurred in connection with the transactions contemplated hereby and the transactions contemplated by the Merger Agreement; provided, however that in no event shall the Purchaser reimburse or pay more than $100,000 as the expenses of the Sellers, OEC and the Shareholder and any amounts in excess of such sum shall be paid by the Companies, OEC and the Shareholder.

    7.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, or by reputable overnight delivery service, to the Parties at the following addresses (or at such other address as Party may specify by like notice);

         (A)  If to the Parent or the Purchaser:

              Equity Compression Services Corporation
              2501 Cedar Springs Road, Suite 600
              Dallas, TX   75201
              Attention:  President

              With copies to:

              Ray C. Davis
              Energy Transfer Company
              2838 Woodside
              Dallas, TX  75204

              and

              Schlanger, Mills, Mayer & Grossberg, LLP
              5847 San Felipe, Suite 1700
              Houston, Texas  77056
              Attention:  Kyle Longhofer

         (B)  If to Sellers or the Shareholder to:

              Dennis W. Estis
              Ouachita Energy Corp.
              228 Industrial Street
              West Monroe, LA  71292

              With a copy to:

              Mayor, Day, Caldwell & Keeton, LLP
              700 Louisiana, Suite 1900
              Houston, TX 77002
              Attention:  Ed Rogers

    7.03 EXCLUSIVE AGREEMENT. This Agreement together with the Merger Agreement, the Indemnification Agreement and the Confidentiality Agreement supersedes all prior agreements between the Parties (written or oral) and is intended as a complete and exclusive statement of the terms of the agreement between the Parties.

    7.04 CHOICE OF LAW; AMENDMENTS; HEADINGS. This Agreement shall be governed by the internal laws of the State of Texas. This Agreement may not be amended or modified orally. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    7.05 ASSIGNMENTS AND THIRD PARTIES. No Party hereby shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that Purchaser shall be permitted to assign the rights and benefits of this Agreement to a subsidiary of the Parent. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No assignment of this Agreement shall release the assigning party of any of its obligations under the Agreement. Nothing in this Agreement shall entitle any person other than Sellers or Purchaser, or their respective successors and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

    7.06 SUBSEQUENT FILINGS. Effective at the Closing Date, Sellers shall file with all applicable regulatory agencies or authorities any such notices or certificates as are necessary to reflect the sale to Purchaser.

    7.07 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    7.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

    7.09 FURTHER ASSURANCES. The Sellers and the Purchaser agree to deliver or cause to be delivered to each other on the Closing Date and at such other times thereafter as shall be reasonably agreed any such additional instrument as either of them may reasonably request for the purpose of carrying out transactions contemplated by this Agreement. Sellers and the Shareholder shall

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

cooperate and use their best efforts to have the officers, directors and employees of the Sellers to cooperate with the Purchaser (on or after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters occurring prior to the Closing Date.

    7.10 EXPENSES OF LITIGATION. If any proceeding is brought by any Party or its successors or assigns for the enforcement of this Agreement, or as a result of any alleged dispute, breach, default or misrepresentation by any Party of any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in pursuing such proceeding, in addition to such other relief to which it may be entitled, together with interest thereon at a rate of 10% per annum.

    7.11 GENERAL INTERPRETATIVE PRINCIPLES. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

    (a) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

    (b) accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP;

    (c) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to be designated Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

    (d)  a reference to a Subsection without further reference to a
         Section is a reference to such Subsection as contained in the same
         Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

    (e) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

    (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

    7.12 REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any Party at the Closing, and

(c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties agree that any such reproduction shall be admissible into evidence as the original itself in any judicial or administrative proceedings whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible into evidence.

    7.13 SCHEDULES. The Sellers and the Shareholder agree to deliver the schedules required by this Agreement to the Purchaser and the Parent on or before May 30, 1997. The Purchaser and the Parent shall have five business days to review such schedules and if they are not satisfied with any matters disclosed on such schedules, then the Parent and the Purchaser may terminate this Agreement by written notice to the Sellers within ten business days following receipt of such schedules.

    7.14 SURVIVAL. The representations and warranties set forth in this Agreement other than the representations and warranties of the Seller contained in Sections 3.01 (B), (C), (G), (I) and (T) shall survive the Closing until April 30, 1999. The representations and warranties contained in 3.01(B), (C), (G), (I) and (T) shall survive the Closing until the expiration of the applicable statute of limitations. All covenants and agreements and in any certificate or instrument delivered in connection herewith shall survive the Closing; except that the covenant to indemnify any Party hereunder by another Party hereunder for a misstatement of, or omission from, any representation or warranty shall survive until the expiration of the particular representation or warranty as to which indemnification is claimed or sought (the "Representation Expiration Date") and thereafter only with respect to those claims for indemnification for a misstatement of, or omission from, any representation or warrant which are made prior to the applicable Representation Expiration Date.

    IN AGREEMENT WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       PARENT

                                       EQUITY COMPRESSION SERVICES CORPORATION

                                       By:________________________________
                                       Title:_____________________________

                                       PURCHASER

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

                                            OEC ACQUISITION CORPORATION

                                            By:________________________________
                                            Title:_____________________________


                                            SELLERS

                                            OUACHITA ENERGY PARTNERS, LTD.

                                            By:________________________________
                                            Its:_______________________________


                                            OUACHITA COMPRESSION GROUP, LLC.

                                            By:________________________________
                                            Its:_______________________________

                                            SHAREHOLDER:

                                            ________________________________
                                            Dennis W. Estis

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